UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.    )

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Gibraltar Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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April 1, 2014

To My Fellow Stockholders:

It is my pleasure to invite you to attend the 2014 Annual Meeting of Stockholders of Gibraltar Industries, Inc. to be held on Friday, May 2, 2014 at 11:00 A.M. local time at the Gateway Building in Buffalo, New York. The meeting will begin with discussion of and voting on the matters described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, followed by my report on our Company’s financial performance and operations.

The Proxy Statement is critical to our corporate governance process and to affirming the direction of our Company. The Proxy Statement provides you with important information about our Board of Directors and executive officers, and informs you of steps we are taking to fulfill our responsibilities to you as a stockholder. During 2013, our Company made important changes to improve our compensation and corporate governance policies:

•	Eliminated all tax gross-up provisions in our change in control agreement with our Chairman and Chief Executive Officer (“CEO”), removed single trigger payment provisions to implement a double trigger payment provision, and reduced the change in control payment for our CEO to 275% of annual cash compensation from 350%.

•	No tax gross-up provisions exist for any change in control agreements and we committed to not enter into any new or materially amend existing employment or other agreements that provide for tax gross-ups.

•	Performance goals under our long-term incentive program were changed to targeted return on invested capital (“ROIC”). We believe incentivizing our executive team to improve ROIC will lead to accelerated growth in stockholder value. This change was suggested by our stockholders.

•	Limited our payout under our annual cash incentive program to 300% of target.

•	Amended our Stock Ownership Policy to require our Directors to hold shares of Company common stock having an aggregate value equal to or greater than 350% of their annual retainer.

•	Implemented anti-hedging and anti-pledging provisions among other improvements to our amended and restated Insider Trading Policy.

•	Amended our Ethics Policy to ensure our Clawback Provision related to incentive based compensation is effective for all employees, not just our executive officers.

We also use the Proxy Statement to discuss the proposals that require your vote and to solicit your vote if you cannot attend the Annual Meeting in person. Your vote is important to us and we encourage you to vote promptly. Please note your broker cannot vote on all of the proposals without your instruction. If you do not plan to attend the Annual Meeting in person, please inform us, or your broker, as to how you would like us to vote your shares on the proposals set forth in the Proxy Statement.

The Proxy Statement includes a description of each proposal. Our Board of Directors recommends that stockholders vote “FOR” all proposals. Please read each proposal carefully and study the recommendations of the Board of Directors and its committees.

On behalf of our management team and our Board of Directors, I want to thank you for your continued support and confidence in our Company.

Sincerely,

Brian J. Lipke

Chairman of the Board and Chief Executive Officer

YOUR VOTE IS MORE IMPORTANT THAN EVER.

PLEASE REVIEW THE ATTACHED MATERIALS AND SUBMIT YOUR VOTE PROMPTLY.

GIBRALTAR INDUSTRIES, INC.

3556 Lake Shore Road

PO Box 2028

Buffalo, New York 14219-0228

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 2, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gibraltar Industries, Inc., a Delaware corporation (the “Company”), will be held at the Gateway Building, 3556 Lake Shore Road, Buffalo, New York, on Friday, May 2, 2014, at 11:00 a.m., local time, for the following purposes:

1.	Elect three Class I Directors to hold office until the 2017 Annual Meeting and until their successors have been elected and qualified.

2.	Advisory approval of the Company’s executive compensation (the “Say-on-Pay” vote).

3.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014.

4.	To take action upon and transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 18, 2014, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

Stockholders who do not expect to attend the meeting in person are urged to vote, sign, and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for matters acted upon at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting: the Definitive Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

Timothy F. Murphy Secretary Buffalo, New York April 1, 2014

3556 Lake Shore Road

PO Box 2028

Buffalo, New York 14219-0228

DEFINITIVE PROXY STATEMENT

April 1, 2014

Date, Time, and Place of Annual Meeting

This Definitive Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation, by the Board of Directors of Gibraltar Industries, Inc., a Delaware corporation (the “Company”), of proxies to be voted at the Annual Meeting of Stockholders to be held at the Gateway Building, 3556 Lake Shore Road, Buffalo, New York, on May 2, 2014 at 11:00 a.m., local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors has fixed the close of business on March 18, 2014, as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. At the close of business on March 18, 2014, the Company had outstanding and entitled to vote at the Annual Meeting 30,800,564 shares of common stock, $0.01 par value per share (“Common Stock”). Each share is entitled to one vote on each matter properly brought before the Annual Meeting. This Definitive Proxy Statement and the accompanying form of proxy will first be sent or given to stockholders on or about April 1, 2014.

Record Date and Related Information

The cost of the solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Definitive Proxy Statement. In addition to the use of the mail, proxies may be solicited by personal interviews and by telephone by directors, officers, and employees, without any additional compensation, as well as proxy solicitors. We have retained Alliance Advisors, LLC (“Alliance”) to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Alliance $12,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Arrangements will be made with brokerage houses, banks and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

If the enclosed proxy is properly executed, returned, and received in time for the Annual Meeting, the shares represented thereby will be voted in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted as recommended by the Board of Directors FOR the nominees for directors named in this Definitive Proxy Statement, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as set forth in this Definitive Proxy Statement (the “Say-on-Pay” vote), and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Each proposal submitted to the stockholders requires the affirmative vote of holders of a majority of the shares present at the meeting, in person or by proxy, entitled to vote assuming a quorum is present or represented at the meeting. If a stockholder specifies an abstention from voting on a proposal, such shares are considered present at the meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal.

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the meeting. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 is the only stockholder proposal considered a routine matter.

The election of directors and votes on matters that relate to executive compensation, such as the Say-on-Pay vote, are not considered routine. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm CANNOT vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes cast either for or against the proposal. It is very important that you cast your vote if you want your shares to be represented at the Annual Meeting.

Nominees for the election of directors must receive more “for” than “against” votes to be elected. If a director does not receive a majority of the votes cast, the director is required to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the recommendation and publicly disclose its decision and rationale behind it within 90 days of the date election results are certified.

Revocability of Proxy

The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

PROPOSAL 1

ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen directors who shall be divided into three classes, with the term of one class expiring each year. The Board of Directors is presently comprised of eight members: Brian J. Lipke, William P. Montague, and Arthur A. Russ, Jr., Class I Directors whose terms expire in 2014, David N. Campbell, Jane L. Corwin, and Robert E. Sadler, Jr., Class III Directors whose terms expire in 2015, and William J. Colombo and Gerald S. Lippes, Class II Directors whose terms expire in 2016. At the Annual Meeting of Stockholders in 2014, three Class I Directors shall be elected to hold office for a term expiring in 2017. Brian J. Lipke, William P. Montague, and Arthur A. Russ, Jr. have been nominated by the Board of Directors for election as Class I Directors. Messrs. Montague and Russ are independent directors under the independence standards provided by Rule 5605(a)(2) of the NASDAQ listing standards.

Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election of Brian J. Lipke, William P. Montague, and Arthur A. Russ, Jr. as directors. Messrs. Lipke, Montague, and Russ have all been directors of the Company since 1993. If Messrs. Lipke, Montague, and Russ become unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other person or persons as the Board of Directors shall designate. Each of Messrs. Lipke, Montague, and Russ has consented to being named in this Definitive Proxy Statement and to serve if elected to office.

The following information is provided concerning the directors and the nominees for election as Class I Directors:

Brian J. Lipke has been Chairman of the Board since 1992, Chief Executive Officer since 1987, and a director of the Company since its formation. He also served as President of the Company through 1999. From 1972 to 1987, Mr. Lipke held various positions with the Company in production, purchasing, and divisional management. He is also a director and member of the Compensation Committee of both Merchants Mutual Insurance Company and Moog Inc. Mr. Lipke’s qualifications to serve on the Company’s Board include his demonstrated leadership skills and extensive operating and executive experience acquired over his career with the Company. He has extensive experience in driving operational excellence, targeting growth opportunities, and attaining financial objectives under a variety of economic and competitive conditions. These experiences are valuable to the Company which strives for excellence, has grown historically through acquisitions, as well as through organic growth, and regularly faces diverse and often challenging economic and competitive conditions.

William P. Montague has served as a director of the Company since the consummation of the Company’s initial public offering in 1993. He served as Executive Vice President and Chief Financial Officer of Mark IV Industries, Inc. (“Mark IV”), a manufacturer of engineered systems and components from 1986 to 1996, as Mark IV’s President and a Director from 1996 through 2004, and as Chief Executive Officer and a Director of Mark IV from 2004 to 2008. In April 2009, subsequent to Mr. Montague’s retirement, Mark IV filed for bankruptcy protection. Mr. Montague also serves on the Board of Directors of (i) Endo International plc., where he is Chairman of the compensation committee and serves on the audit, transaction, and nominating and corporate governance committees; (ii) Allied Motion Technologies, Inc. where he is the Chairman of the compensation committee and serves on the audit committee; and (iii) International Imaging Materials, Inc., a private company, where he serves on the compensation and audit committees. Mr. Montague’s qualifications to serve on the Company’s Board include his ability to offer the perspectives of a former chief executive officer along with his extensive financial and accounting experience acquired during his career with Mark IV. His experience as a director, chief financial officer, and chief executive officer with other public companies with complex capital resource requirements and diverse geographical operations similar to the Company provides significant value to the Board.

Arthur A. Russ, Jr. has served as a director of the Company since 1993. He has served as the President of Buffalo Abrasives, Inc., a manufacturer and distributer of highly engineered bonded abrasive products, since June 2013, where he also serves as a board member. He was engaged in the private practice of law since 1969 and was a partner in the firm of Phillips Lytle LLP, located in Buffalo, New York, until his retirement in 2010. Mr. Russ also serves as an officer or director of several not-for-profit entities. Mr. Russ’s qualifications to serve on the Company’s Board include his legal and business expertise in the areas of corporations, taxation, securities, and general business and finance. He is able to provide the Board insights on a broad range of general business and financial issues as a result of his diverse legal and business experience.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

NOMINEES FOR CLASS I DIRECTORS IN PROPOSAL 1.

The following information is provided concerning the Company’s Class II and III directors who are not standing for election during the 2014 Annual Meeting of Stockholders:

David N. Campbell has served as a director of the Company since the consummation of the Company’s initial public offering in 1993. He is Founder and Chairman of All Hands Volunteers, Inc., a not-for-profit volunteer-based disaster response organization. He served as President and Chief Executive Officer of Xpedior, a provider of information technology solutions, from 1999 to 2000. Prior to that he served as President of the GTE Technology Organization from 1997 to 1999 and from 1995 to 1999 he served as President of BBN Technologies, a business unit of GTE Corporation. From 1983 until 1994 he served as Chairman of the Board and Chief Executive Officer of Computer Task Group, Incorporated. Mr. Campbell’s qualifications to serve on the Company’s Board include his ability to provide the perspective of a chief executive officer and director of public companies along with his leadership experience at organizations with international operations which the Company also has. In addition, he is qualified as an audit committee financial expert under the standards established by the Securities Exchange Act of 1934, as amended. On March 14, 2014, Mr. Campbell tendered his resignation from the Board of Directors of the Company, to be effective December 31, 2014, which resignation was accepted by the Company. Mr. Campbell has served on the Company’s Board of Directors for more than 20 years and the directors appreciate his efforts and contributions.

Jane L. Corwin was appointed to the Board of Directors on March 14, 2014. She currently serves as an elected member of the New York State Assembly, representing the 144th Assembly District, an office held since 2009. Prior to serving an elected office, Ms. Corwin held various positions, including Director, Secretary, Treasurer, and Vice President at White Directory Publishers, Inc. from 1990 until its sale in 2004. Ms. Corwin also serves as an officer of a not-for-profit organization. Ms. Corwin’s qualifications to serve on the Company’s Board include a valuable and different perspective due to her extensive background in government and politics, along with experience gained serving as a director and executive in the private sector.

Robert E. Sadler, Jr. has served as a director of the Company since his appointment to the Board of Directors in 2003. He served as President of M&T Bank from 1996 to 2003, as Chairman of M&T Bank from 2003 to 2005, and from 2005 to 2007 as President and Chief Executive Officer of M&T Bank Corporation, one of the 20 largest banks in the U.S. Mr. Sadler continues to serve as a Director of both M&T Bank and M&T Bank Corporation. Mr. Sadler is also a director of several private companies, including Delaware North Companies, Inc. and Security Mutual Life Insurance Company of New York, serving both as a member of their compensation committees. Mr. Sadler’s qualifications to serve on the Company’s Board include his extensive experience as a financial services executive, particularly during his career with M&T Bank, which allows him to provide the Board with the perspective of lenders and investment bankers, which the Company deals with regularly. Other qualifications include his experience as a member of the board of directors of other large companies and his financial literacy.

William J. Colombo has served as a director of the Company since his appointment by the Board of Directors in 2003. He served as Chief Operating Officer and Executive Vice President of Dick’s Sporting Goods, Inc. (“Dick’s”) from 1995 to 1998 and as President of dsports.com LLC, the Internet commerce subsidiary of Dick’s from 1998 to 2000. From 2002 through 2008, Mr. Colombo served as President, Chief Operating Officer, and a Director of Dick’s. Mr. Colombo currently serves as Vice Chairman of the Board of Dick’s. Mr. Colombo’s qualification to serve on the Company’s Board includes his ability to provide the perspective of an executive and board member of a large, public company and national retailer that is similar to some of the Company’s largest customers.

Gerald S. Lippes has served as a director of the Company since 1993 and was Secretary of the Company in 2002 and 2003. He has been engaged in the private practice of law since 1965 and is a partner in the firm of Lippes Mathias Wexler Friedman LLP, located in Buffalo, New York. Mr. Lippes is also a director of several private companies. Mr. Lippes’s qualifications to serve on the Company’s Board include his nearly 50 years of legal experience representing large businesses in corporate matters, securities, and other financial transactions, which enables him to provide insights on a broad range of corporate governance, securities, transactional, and management issues the Company faces. On February 19, 2014, Mr. Lippes tendered his resignation from the Board of Directors of the Company, to be effective December 31, 2014, which resignation was accepted by the Company. Mr. Lippes has served on the Company’s Board of Directors for more than 20 years and the directors appreciate his efforts and contributions.

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Documents which set forth the practices the Board of Directors will follow with respect to various matters, such as director responsibilities, compensation, and access to management. The Corporate Governance Documents are posted on the corporate governance page of the Company’s website at www.gibraltar1.com and are available in print to stockholders and other persons who request a copy.

Board of Directors Structure

The Board of Directors was comprised of seven directors during the year ended December 31, 2013 to carry out the activities of its committees and fulfill its responsibilities effectively. As noted above, Messrs. Campbell and Lippes will retire from the Board of Directors effective December 31, 2014. Ms. Corwin was appointed to the Board on March 14, 2014 to serve one of the vacated director positions and an executive search to fill the other vacated director position is currently being conducted by the Company’s Nominating and Corporate Governance Committee. The Committee will consider qualified candidates who will provide the Board of Directors with dedicated service, strong business-related skills and experience, and diversity. An appointment of a new director will also lead to a reduced average tenure of service by the directors and introduce new leadership to the Company.

The Company’s Board of Directors has the authority and flexibility to select the appropriate leadership structure for the Company. The Board of Directors does not have a written policy as to whether the roles of Chairman of the Board and Chief Executive Officer (“CEO”) should be separate or combined. Currently, the Company’s leadership structure includes the combined role of Chairman of the Board and CEO, held by Mr. Lipke. Under the Company’s Bylaws, the Chairman of the Board presides over meetings of the Board of Directors and meetings of the stockholders, while the CEO has general authority for strategic initiatives involving the business and operational affairs of the Company, subject to the supervision and oversight of the Board.

The Board of Directors believes combining the role of Chairman and CEO is an incentive to reward commitment to the Company and reward the CEO for performance. Given Mr. Lipke’s long tenure of over 40 years, relation to the founder of the Company (son), and commitment to continue in the role of Chairman of the Company, the Board of Directors determined this combined role is appropriate. Mr. Lipke became Chairman and CEO of the Company prior to the Company’s initial public offering in 1993 and continues to have an active role in the management of the Company since. The independent board members have determined this structure best serves the interests of Gibraltar’s stockholders and the role of Lead Independent Director provides for adequate checks and balances between the Chairman and CEO and the independent directors. The Board does not believe that introducing a separate Chairman at this time and with this CEO would provide appreciably better direction for and performance of the Company, and instead could cause uncertainty, confusion and inefficiency in board and management function and relations.

In lieu of separating the Chairman and CEO role, the Board of Directors introduced corporate governance policies that provide for the position of Lead Independent Director, who among other things, chairs all meetings of the Board in the absence of the Chairman, chairs all executive sessions of the Board’s independent members, and acts as principal liaison between the independent members of the Board and the Chairman and CEO of the Company. Mr. Montague has served as the Company’s Lead Independent Director since the position was created in 2010.

The Board of Directors has adopted a number of measures to provide what it views as an appropriate balance between the respective needs for dependable strategic leadership by the Chairman of the Board and CEO and the oversight and objectivity of independent directors. For example, only one of the eight directors is a member of management and all of the Board’s key committees – the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee – are comprised entirely of independent directors. All directors play an active role in overseeing the Company’s business and have full and free access to members of management and the authority to retain independent financial, legal, or other advisors as they deem necessary without consulting or obtaining the approval of any member of management.

The Board of Directors believes that this leadership structure – a combined Chairman of the Board and CEO with active and strong non-employee directors and a Lead Independent Director – is the most effective structure for the Company at this time. Given the challenges that the Company faces in the current market environment and the Company’s diverse operations, this leadership structure provides important benefits through effective internal and external communication of critical strategies and business priorities. The Board of Directors will continue to evaluate this combined role as part of the Company’s succession planning process.

Risk Oversight

The Board of Directors is actively engaged in the oversight of strategies adopted by management for mitigating risks faced by the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for Gibraltar. The involvement of the Board of Directors in reviewing the business strategy is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

Risks may arise in many different areas, including, among many others, business strategy; financial condition; competition for talent; operational efficiency; quality assurance; environmental, health, and safety; supply chain management; reputation; customer spending patterns; and intellectual property. The Board of Directors believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is ultimately the responsibility of the full Board and has not divided the responsibility for oversight of risk management among its committees. In carrying out this critical responsibility, the Board receives regular reports from management on business strategy, associated risks and actions taken to manage such risks at regularly scheduled meetings.

Independence of Directors

The Board of Directors has determined that each of David N. Campbell, Jane L. Corwin, William J. Colombo, William P. Montague, Arthur A. Russ, Jr., and Robert E. Sadler, Jr. is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ listing standards, which the Board has adopted as the standards by which it will determine independence.

Board Committees and Other Matters

Our Board of Directors has three standing committees consisting of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Copies of the charters of these committees are available on the Company’s website at www.gibraltar1.com. During the year ended December 31, 2013, the Board of Directors held five meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he served during the period.

Audit Committee

The Audit Committee is comprised of Messrs. Campbell, Montague, and Sadler, each of whom is independent as required by the NASDAQ rules applicable to such Committee. Mr. Campbell serves as the chairman of the Audit Committee. The Audit Committee assists the Board of Directors in its oversight of matters relating to the financial reporting process, the system of internal accounting control and management of financial risks, the audit process, review and approval of related party transactions, compliance with laws and regulations, and the Company’s code of business conduct. The Audit Committee held four meetings in 2013. The Board of Directors has made a determination that Mr. Campbell, an independent director, is an “audit committee financial expert” under the standards established by Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. Mr. Campbell’s business experience is set forth above under “Election of Directors”.

Compensation Committee

The Compensation Committee is composed of Messrs. Colombo, Montague, and Sadler, each of whom is independent as required by the rules of the NASDAQ as applicable to such Committee. Mr. Colombo serves as the chairman of the Compensation Committee. The Compensation Committee held three meetings in 2013. The Compensation Committee acts in accordance with its charter to approve the structure and design of the compensation programs in effect for executive officers and directors of the Company. The Compensation Committee meets in executive session to determine and approve the compensation package provided to the executive officers. The Compensation Committee is responsible for ensuring the decisions regarding compensation are in line with market conditions and enhance the Company’s ability to attract, retain, and motivate highly qualified individuals to serve as executive officers and directors. To fulfill its responsibilities, the Compensation Committee has the authority to obtain and retain the advice of advisors and employs a nationally recognized compensation consultant, Towers Watson, to perform market studies of compensation programs offered by a peer group of companies. The Compensation Committee determined Towers Watson is an independent advisor by assessing the firm on six factors as prescribed by the Securities and Exchange Commission. The Compensation Committee works with Towers Watson and the Company’s executive management team to make final decisions regarding the design of the programs used to compensate the Company’s executive officers and directors in a manner which is consistent with the Company’s compensation objectives. The Compensation Committee is also responsible for the administration of the Company’s incentive compensation plans and authorization of grants of equity-based awards pursuant to such plans.

Compensation Committee Interlocks and Insider Participation

During 2013, Messrs. Colombo, Montague, and Sadler served as members of the Compensation Committee. None of Mr. Colombo, Mr. Montague, or Mr. Sadler was an executive officer or employee of the Company or any of its subsidiaries during 2013 or prior thereto. In 2013, none of the executive officers of the Company or members of the Compensation Committee served on the compensation committee or on any other committee performing similar functions for any other entity’s board of directors, any of whose officers or directors served on the Company’s Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Campbell, Colombo, and Montague, each of whom is independent as required by the NASDAQ rules as applicable to such Committee. Mr. Montague serves as the chairman of the Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to identify and nominate individuals qualified to become Board and committee members, to establish and implement policies and procedures relating to the nominations of qualified candidates, to develop and recommend to the Board a set of corporate governance guidelines for the Company, and to oversee, review and make periodic recommendations to the Board concerning the Company’s corporate governance guidelines and policies. The Nominating and Corporate Governance Committee held two meetings in 2013. The current nominees for director were recommended for election to the Board at a meeting of the Nominating and Corporate Governance Committee held February 19, 2014. Mr. Montague did not participate in the recommendation that he be nominated for election to the Board.

When a Board vacancy arises, the Committee seeks to identify candidates for nomination who are highly qualified, willing to serve as a member of the Company’s Board, and will be able to serve the best interests of stockholders. The Committee believes that, given the size and complexity of the Company’s operations, the best interests of the Company’s stockholders will be served by a Board which is composed of individuals with a wide variety of business experience. Accordingly, the Committee seeks to identify candidates for nomination who will contribute to the diversity of business perspectives present in Board deliberations. During the nomination process, the Committee considers whether the Board’s composition reflects an appropriately diverse mix of skills and experience, in relation to the needs of the Company. For more information on specific qualifications of candidates, please see the sections entitled “Board of Directors Structure” and “Succession Planning”.

Succession Planning

In light of the critical importance of executive leadership to Gibraltar’s success, we have a succession planning process that is enterprise wide for managers up to and including our Chairman and Chief Executive Officer. Our Board of Directors’ involvement in the process includes a review of succession plans and recommendations as to succession in the event of each executive officer’s termination of employment with Gibraltar for any reason.

Our Chairman and Chief Executive Officer provides an annual review to the Board of Directors assessing the executive officers of Gibraltar. Our Compensation Committee, pursuant to its charter, annually reviews the performance of the executive officers and the succession plans for each such officer. The Chief Executive Officer prepares development plans for each executive officer to help prepare them for future succession and contingency plans.

The Board of Directors has the primary responsibility to develop succession plans for the Chief Executive Officer and other key executive positions. Currently, an executive search committee of the Board of Directors is engaged in a search for a President to replace the recently retired Mr. Henning N. Kornbrekke.

The Board of Directors and Nominating and Corporate Governance Committee also work together to assess the composition, tenure, and diversity of the Board of Directors. In 2014, two board members, Messrs. Campbell and Lippes, announced intentions to retire from the Board effective December 31, 2014. The Nominating and Corporate Governance Committee identified Ms. Corwin as a director to fill one of the director positions and is engaged in a search for another replacement to fill the other vacant board seat that will be created from the aforementioned retirements. The Committee will continue to assess the composition of the Board and make recommendations for qualified board members to ensure the Company is served by directors with dedicated service, strong business-related skills and experience, and diversity. New directors will lead to a reduced average tenure of service by the directors and introduce new leadership to the Company.

Stockholder Recommendations of Nominees

The Company has adopted a policy regarding stockholder recommendations to the Nominating and Corporate Governance Committee of nominees for director. A stockholder may recommend a nominee for consideration by the Nominating and Corporate Governance Committee by sending a recommendation, in writing, to the Secretary of the Company or any member of the Nominating and Corporate Governance Committee, together with such supporting material as the stockholder deems appropriate. Any person recommended by a stockholder in accordance with this policy will be considered by the Nominating and Corporate Governance Committee in the same manner and by the same criteria as other potential nominees. The Nominating and Corporate Governance Committee did not receive any nomination recommendations from stockholders during 2013.

Communication with the Board of Directors

The Board of Directors has established a policy with respect to stockholder communication with the directors. Stockholders may send communications to the Board of Directors in care of the Secretary at the Company’s headquarters located at 3556 Lake Shore Road, PO Box 2028, Buffalo, NY 14219-0228. All mail will be opened and logged. All communication, other than trivial communication or obscene material, will be forwarded promptly to the Directors. Trivial material will be delivered at the next meeting of the Board of Directors. Mail addressed to a particular member of the Board of Directors will be forwarded to that member. Mail addressed to “Outside Directors” or “Non-Management Directors” or similar addressees will be sent to the chairman of the Audit Committee.

The Company does not have a policy regarding director attendance at the annual meeting. Last year’s annual meeting was attended by David N. Campbell, William J. Colombo, Brian J. Lipke, Gerald S. Lippes, William P. Montague, Arthur A. Russ, Jr., and Robert E. Sadler, Jr. constituting the entire Board of Directors during 2013.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Directors and Executive Officers

The following table sets forth certain information regarding the Directors and executive officers of the Company as of March 18, 2014:

Name	Age	Position(s) Held
Brian J. Lipke	62	Chairman of the Board and Chief Executive Officer
Henning N. Kornbrekke	69	Retired President and Chief Operating Officer *
Kenneth W. Smith	63	Senior Vice President and Chief Financial Officer
Paul M. Murray	61	Senior Vice President of Human Resources and Organizational Development
Timothy F. Murphy	50	Vice President, Treasurer, and Secretary
David N. Campbell	72	Director
Jane L. Corwin	50	Director
William J. Colombo	58	Director
Gerald S. Lippes	74	Director
William P. Montague	67	Director
Arthur A. Russ, Jr.	71	Director
Robert E. Sadler, Jr.	68	Director

*	Mr. Kornbrekke retired September 30, 2013. We included Mr. Kornbrekke in the Summary Compensation Table in accordance with paragraph (a)(3)(iv) of Item 402 of Regulation S-K.

The recent business experience of the directors is set forth above under “Election of Directors.” The recent business experience of the executive officers who are not also directors is as follows:

Henning N. Kornbrekke served as the Company’s President and Chief Operating Officer from 2004 to his retirement September 30, 2013. Mr. Kornbrekke served as Vice President of the Company and President of its Building Products Group from 2002 to 2004. Prior thereto, Mr. Kornbrekke served as the Chief Executive Officer of a division of Rexam, PLC and before that as President and General Manager of the hardware division of the Stanley Works.

Kenneth W. Smith has been the Company’s Senior Vice President and Chief Financial Officer since joining the Company in 2008. Prior thereto, he served as Chief Financial Officer of Circor International, a global manufacturer of flow control components from 2000 through 2008, for the period from 1996 to 2000 he served as Vice President of Finance for North Safety Products, a manufacturer of personal protection equipment for employees of industrial companies, and before that as Finance Director of Digital Equipment Corporation, a manufacturer of computer hardware and software and a provider of integration services.

Paul M. Murray has been Senior Vice President of Human Resources and Organizational Development of the Company since 2004 and was Vice President of Administration from 1997 to 2004. Prior thereto, Mr. Murray held Human Resource management positions at The Sherwin Williams Company and Pratt & Lambert.

Timothy F. Murphy was appointed Treasurer in May 2013, Secretary in March 2012, and Vice President of Treasury Operations in 2010. Mr. Murphy served various roles as a director within the Company’s Finance Department from 2004 to 2010. Prior to joining the Company, Mr. Murphy served a variety of roles at KPMG including Audit Senior Manager.

COMPENSATION OF DIRECTORS

Towers Watson, a nationally recognized compensation consultant, provides survey information and advice to the Compensation Committee with respect to compensation related matters. Towers Watson provided the Compensation Committee survey data and other publicly available information relating to non-employee director compensation for a peer group of companies. The peer group is the same as the peer group disclosed in the section entitled “Compensation Discussion & Analysis” below.

Using this information, the Compensation Committee approved a compensation program for non-employee directors consisting of an annual retainer of $30,000 per year, an additional $5,000 retainer for the Lead Independent Director, meeting fees of $2,000 for each meeting of the Board of Directors or committee meeting attended, and an additional fee to the Chairmen of the Compensation Committee, the Nominating and Corporate Governance Committee, and the Audit Committee of $5,000 per year, respectively, for serving as Chairman.

In addition, in the Compensation Committee approved annual grants of restricted stock to non-employee directors in the amount of $37,000. Restrictions on these shares of restricted stock expire three years following the grant date. Pursuant to this approval, in May 2013, each non-employee director received awards of 2,198 shares of restricted stock. The amount of restricted stock issued to our directors was changed from a number of shares with a fair value of $22,000 to a number of shares with a fair value of $37,000 to align with the compensation level proposed in the peer study described above. Non-employee directors will receive restricted stock awards in the amount of $52,000 during 2014 and thereafter. These changes are being made to align the compensation of our directors with compensation paid to directors of our peer group.

Our Management Stock Purchase Plan (“MSPP”) permits non-employee directors to defer their receipt of payment of a portion of their retainer, chair, and meeting fees to an account established for the director and credited with restricted stock units equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of director fees deferred (see the discussion of the MSPP under the caption Non-Qualified Deferred Compensation in the “Compensation Discussion & Analysis” below). The Company allocates additional restricted stock units to the accounts of non-employee directors who defer the receipt of retainer fees to match the amount of restricted stock units allocated to reflect deferred retainer fees of non-employee directors.

2013 Director Compensation

			Change in
			Pension Value and
			Nonqualified Deferred
	Fees Earned Or	Stock	Compensation
Name	Paid in Cash (1)	Awards (2)	Earnings (3)	Total
David N. Campbell	$55,000	$36,992	$187,523	$279,515
William J. Colombo	$63,000	$36,992	$137,426	$237,418
Gerald S. Lippes	$48,000	$36,992	$179,746	$264,738
William P. Montague	$68,000	$36,992	$81,860	$186,852
Arthur A. Russ, Jr.	$50,000	$36,992	$175,641	$262,633
Robert E. Sadler, Jr.	$56,000	$36,992	$97,566	$190,558

(1)	Consists of annual retainer fees of $30,000; $5,000 for each of Messrs. Campbell, Colombo, and Montague, to reflect their respective positions as Committee Chairman; $5,000 for Mr. Montague to reflect his position as Lead Independent Director; and additional fees of $2,000 for attendance at each meeting of the Board of Directors and any committee. Messrs. Campbell, Lippes, Russ, and Sadler deferred all of their fees into the MSPP. Mr. Colombo deferred a portion of his fees into the MSPP.
(2)	This column represents the grant-date fair value of restricted stock granted during the year. The fair value of restricted stock is calculated using the closing price of Gibraltar Industries, Inc. common stock on the date of grant.
(3)	This column represents the Company match on the deferred retainer and the earnings or losses on the deferred fees in each respective director’s account under the MSPP.

Outstanding Equity Awards at Fiscal Year End

The following chart summarizes the aggregate number of stock awards outstanding at December 31, 2013 for each director:

Name	Restricted Shares (1)	Restricted Stock Units (“RSUs”) (2)	Aggregated Number of Stock Awards Outstanding
David N. Campbell	7,053	44,444	51,497
William J. Colombo	11,053	29,541	40,594
Gerald S. Lippes	7,053	42,179	49,232
William P. Montague	7,053	22,305	29,358
Arthur A. Russ, Jr.	7,053	41,185	48,238
Robert E. Sadler, Jr.	11,053	20,287	31,340

(1)	Restricted shares generally vest over three years. Messrs. Campbell, Lippes, Montague, and Russ hold 2,000 restricted shares and Messrs. Colombo and Sadler hold 6,000 restricted shares that will vest upon retirement from the Board.
(2)	Represents RSUs deferred in the MSPP that will be converted to cash and paid out upon retirement from the Board. Includes 13,561 unvested RSUs for the benefit of Mr. Colombo that will be forfeited if his service as a member of the Company’s Board of Directors is terminated prior to age sixty (60).

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are providing our stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as described in this Definitive Proxy Statement (commonly referred to as the “Say-on-Pay” vote). The Say-on-Pay vote is advisory and therefore not binding on the Company or the Board of Directors. However, the outcome of the vote will provide information to the Company and the Board of Directors regarding stockholder sentiment about our compensation policies and procedures, which the Compensation Committee will carefully review and consider when making future decisions regarding the compensation of our executive officers. Stockholders are encouraged to read the section entitled “Compensation Discussion & Analysis”, which describes how our compensation policies and procedures implement our compensation philosophy.

We believe the Say-on-Pay vote represents an additional means by which we may obtain important feedback from our stockholders about compensation of our executive officers, which is established by the Compensation Committee and designed to link pay with performance while enabling the Company to attract and retain qualified talent on the executive management team.

As set forth in the Compensation Discussion & Analysis, the overall objective of our executive compensation program is to attract, retain, and motivate highly qualified individuals to serve as our executive officers and to align the financial interests of our executive officers with those of our stockholders. To meet this objective, the Compensation Committee has designed a compensation program for our executive officers that focuses on performance and long-term incentives. A significant portion of an executive officer’s overall compensation is performance-based, in that it depends on the achievement of both short and long-term financial goals and strategic objectives. Incentive compensation represented 66% and 50% of the Chief Executive Officer’s and other named executive officers’ target compensation opportunity, respectively. We believe that this emphasis on both short and long-term financial performance aligns executives’ and stockholders’ interests. The Compensation Committee believes that the executive compensation program is strongly aligned with the long-term interests of our stockholders and is effective in implementing our compensation philosophy and in achieving our strategic goals.

The Say-on-Pay vote gives you, as a stockholder, the opportunity to provide feedback on our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the stockholders of Gibraltar Industries, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Definitive Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the Summary Compensation Table, and other related tables and disclosure.”

The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. As set forth in the Compensation Discussion & Analysis, the Compensation Committee is of the view that the executive compensation for 2013 was reasonable and appropriate, justified by the performance of the Company during a challenging economic environment, and the result of a carefully considered approach.

Although the Say-on-Pay vote is non-binding, the Board of Directors and Compensation Committee will carefully review the outcome of the vote. The Compensation Committee will consider the outcome of the Say-on-Pay vote, as well as other communication from stockholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS DEFINITIVE PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC IN PROPOSAL 2.

COMPENSATION DISCUSSION & ANALYSIS

This section (the “CD&A”) provides the Company’s stockholders with information about the compensation awarded to our named executive officers (“NEOs”) who are listed in the Summary Compensation Table and demonstrates how the compensation program encourages our NEOs to create stockholder value. The CD&A further illustrates the considerations the Compensation Committee has used and will continue to use in establishing the Company’s compensation philosophy, overseeing the policies that result from that philosophy, and making decisions with respect to those policies, including changes to the policies if warranted.

Executive Summary

Our Compensation Committee’s executive compensation philosophy aims to encourage the creation of sustainable, long-term stockholder value and alignment of the interests of senior management with those of our stockholders through our compensation program. Our pay-for-performance compensation philosophy can only be understood in the context of the financial achievements of the Company in 2013 as outlined below. We have also highlighted several changes to our compensation program which emphasize our commitment to our stockholders.

2013 Business Results

Despite the absence of overall end-market improvement, we reported several significant business achievements and financial improvements during 2013:

•

Increased adjusted earnings per share from continuing operations by 6% to $0.69 in 2013 compared to $0.65 in 2012. Grew net sales by 5% to $828 million as a result of strategic acquisitions, which offset significant headwinds that affected growth in our Industrial & Infrastructure Products segment during 2013. Note that our GAAP earnings per share resulted in a $0.18 loss in 2013 as a result of $0.87 of non-recurring charges, primarily related to a goodwill impairment charge recognized for a business unit that has been negatively impacted by the severe economic conditions in Europe. We add back these non-recurring charges to calculate adjusted earnings per share which we believe provide a measurement of earnings from our ongoing operations and serve as a basis to assess the Company in future periods.

•	Completed the restructuring of our West Coast business in our Residential Products segment, which provided substantial earnings expansion in 2013.

•	Re-financed $204 million of 8% Senior Subordinated Notes with $210 million of 6.25% Senior Subordinated Notes, which provided reduced adjusted interest costs and extended their maturity to 2021.

•

Maintained our days of working capital at 65 days in 2013 which was unchanged from 2012. Our investments in enterprise resource planning systems and commitment to restructuring our business allowed us to sustain our improved working capital management despite acquiring businesses that historically required greater working capital investments.

•

Generated $60 million of operating cash flows from continuing operations, or 7% of net sales compared to $50 million in the prior year. Additionally, we generated another $13 million of cash flow from the sale of non-essential assets. These achievements left us with nearly $100 million of cash on our balance sheet that we plan to use for growth initiatives in future periods.

•	These solid financial results led to a 16.6% increase in our total shareholder return during 2013.

Significant Executive Compensation Actions

As a result of our performance in 2013, our annual incentive compensation plan yielded a payout equal to 110% of target based on the solid financial performance highlighted above. Our long-term incentive compensation plan yielded awards equal to 48% of target as our return on invested capital fell short of target.

In addition, our Company continues to be committed to a strong pay-for-performance philosophy that we believe meets industry standards. During 2013, our Company took significant compensation and corporate governance actions to strengthen the design of our pay-for-performance compensation programs:

•

Eliminated all tax gross-up provisions in our change in control agreement with our Chairman and Chief Executive Officer (“CEO”), removed single trigger payment provisions to implement a double trigger payment provision, and reduced the change in control payment for our CEO to 275% of annual cash compensation from 350%.

•

No gross-up provisions exist for any change in control agreements and we committed to not enter into any new or materially amended existing employment or other agreements that provide for tax gross-ups.

•

Performance goals under performance stock unit awards were changed to targeted return on invested capital (“ROIC”). We believe incentivizing our executive team to improve ROIC will lead to accelerated growth in stockholder value. This change was suggested by our stockholders.

•	Limited the payout under our annual cash incentive plan to 300% of target.

•	Amended our Stock Ownership Policy to require our Directors to hold shares of Company common stock having an aggregate value equal to or greater than 350% of their annual retainer.

•	Implemented anti-hedging and anti-pledging provisions among other improvements to our amended and restated Insider Trading Policy.

•	Amended our Ethics Policy to ensure our Clawback Provision related to incentive based compensation is effective for all employees, not just our executive officers.

Note that we reference several adjusted financial measures to explain our 2013 achievements. Adjusted financial data excluded special charges consisting of intangible asset impairments, restructuring activities, acquisition-related costs, tax valuation allowance adjustments, and note re-financing costs. These adjusted financial measures are reconciled to our GAAP financial measures within the CD&A. We believe that the presentation of adjusted financial measures provides meaningful supplemental data to stockholders, as well as management, that are indicative of the Company’s core operations and facilitates comparison across reporting periods as well as to peer companies. Management uses these adjusted financial measures to assess the performance of our segments and business units.

The Compensation Committee uses adjusted financial information to determine the incentive compensation paid to NEOs under our performance-based compensation plans. The Committee believes the impairments and tax valuation allowance charges are valuation items that were generated from unfavorable economic conditions outside the control of management. The Committee wants to keep management motivated to make hard decisions to drive long-term value creation, such as entering into restructuring plans, making acquisitions and divestitures, and opportunistically managing our capital structure despite the short-term costs associated with these activities. These items normally are not subject to the budgeting process and cannot necessarily be anticipated. The Committee wants to motivate management to drive current and long-term improvement in operating results without penalizing management for special charges or giving them credit for one-time income activities, such as a gain on the sale of assets. Therefore, the Compensation Committee believes adding back special charges consisting of intangible asset impairments, restructuring activities, acquisition-related costs, tax valuation allowance adjustments, and note re-financing costs will keep management motivated to generate stockholder value and drive improved operating results. We also reviewed the compensation plans of our peer group and noted that more than half of the companies in our peer group use adjusted financial measures to determine their compensation under incentive plans. The special charges identified by our peer companies to determine adjusted financial data were similar in nature to those used by Gibraltar.

The Compensation Committee believes the highlights above reflect the Company’s pay-for-performance philosophy. The strong financial performance of the Company in 2013 led to the compensation earned under our incentive compensation plans. The highlights above further reflect the Compensation Committee’s aim to design a compensation program that aligns with best practices and industry standards. As a result, the Compensation Committee recommends you vote “FOR” the advisory approval of executive compensation (commonly referred to as the “Say-on-Pay” vote) in Proposal 2.

Compensation Overview and Pay-for-Performance

As noted above, we are committed to a strong pay-for-performance philosophy. With that in mind, we have designed our compensation program to attract, retain, and motivate highly qualified individuals to serve as our executive officers and to align the financial interests of our executive officers with those of our stockholders.

We believe it is in the best interest of our stockholders to encourage and reward the creation of sustainable, long-term stockholder value. To best encourage the practice of creating stockholder value, we developed our executive officer and senior management compensation to place a significant emphasis on pay-for-performance. Executive officers and senior management’s interests are more directly aligned with the interests of our stockholders when compensation programs are significantly impacted by the value of our common stock, encourage ownership of our common stock, and reward both short and long-term financial performance. A significant element of our compensation program is long-term equity awards under the Long-term Incentive Plan (“LTIP”) which meet the objectives noted above and are comprised of both performance-based and time-based equity awards. Another significant element of our compensation program, the annual Management Incentive Compensation Plan (“MICP”) depends on the achievement of financial and strategic goals. We believe the other elements of our compensation program are competitive with the market and allow us to attract, retain, and motivate a highly qualified senior management team.

The significant elements of our compensation program for executive officers and senior management include base salary, the MICP, equity-based incentive compensation under the LTIP, retirement plans, other perquisites, and a non-qualified, equity-based deferred compensation plan (“MSPP”). Therefore, the compensation program includes a significant portion of performance-based compensation, including the MICP and performance-based equity awards issued under the LTIP.

Consistent with our pay-for-performance philosophy, our CEO target compensation is designed to be heavily weighted toward performance-based compensation. As depicted in the chart below, 66% of our CEO’s target compensation is provided in the form of performance-based compensation. The target compensation of our NEOs is also weighted toward performance-based compensation. On average, 50% of their compensation is performance based with another 10% tied to time-vested stock awards. The long-term value of time-vested stock awards will fluctuate with our stock price, thus aligning our executive officers’ interests with our stockholders’ interests. During 2012, in an effort to increase the amount of CEO compensation tied to performance, the Compensation Committee removed the time-based LTIP award component of the CEO’s compensation program.

The following charts highlight the targeted compensation mix for our CEO and the average mix for the other NEOs:

Performance-based compensation includes annual incentive compensation and performance-based equity awards. A significant portion of the executive officers’ compensation is at-risk based on the value of the Company’s common stock and financial performance. The above charts include targeted compensation generated from the Company match, which is provided for salary and MICP deferrals into our non-qualified deferred compensation plan, the MSPP, an important part of our compensation program. Compensation deferred into the MSPP is converted to restricted stock units and the aggregate amount deferred is also at-risk since the amounts paid are based on the value of the Company’s common stock. The MSPP further illustrates the emphasis placed on pay-for-performance as it relates to our executive officers’ compensation program.

The components of compensation that are performance based ensure that executive pay is aligned to performance. Our annual MICP has the following performance related criteria: (i) adjusted net income from continuing operations as a percentage of sales (net income margin), (ii) net sales growth, and (iii) days of working capital. We believe the structure of the annual incentive plan has incentivized management to maintain market share and pursue growth and cost reduction opportunities during a period of unprecedented lows in economic activity in the markets we serve. The weighting of each performance goal changes from year to year based on the Compensation Committee and management’s determination of the most significant goals included in the strategic plan. During 2013, net income margin was the most significantly weighted performance goal as the Compensation Committee wanted the executive management team to be incentivized to improve earnings.

The following chart shows the alignment between the MICP payout percentage and net income margin:

Another significant portion of the executive officers’ performance based compensation is performance stock unit awards (“PSUs”). For 2013, PSUs were awarded to our executive officers and earned during the annual performance period based on our return on invested capital (“ROIC” as defined in the awards) compared to targeted ROIC. Prior to 2013, PSUs were earned based on our total shareholder return compared to a peer group of companies. The performance metric for the PSU award was changed to ROIC in 2013 after receiving a suggestion from our stockholders. We believe ROIC is a more appropriate performance measure as it reflects the direct impact of our executive team’s decisions rather than market fluctuations that impact the price of our common stock. The following compares the percentage of targeted PSUs earned annually compared to our actual ROIC in relation to the targeted ROIC:

Year	Actual ROIC	Threshold	Targeted ROIC	Over/ (Under) Performance	Percentage of Targeted PSUs Earned
2013	4.9%	4.4%	5.7%	-0.8%	48%

The other significant components of compensation for our executive officers are not at-risk and consist of a competitive base salary and, for NEOs other than our CEO, long-term incentive compensation consisting of time-based restricted stock units (“RSUs”). The RSUs convert to shares over a vesting period generally consisting of four years. We believe the RSU awards align the executive officers’ goals with the interests of our stockholders as the officers are incentivized to increase the stock price through ownership of RSUs and shares of the Company’s common stock. Time-based equity awards provide a good balance between retention and performance by encouraging executive officers to remain employed with the Company through the vesting date and encouraging the creation of sustainable, long-term stockholder value. The CEO does not receive any time-based RSUs so that the mix of compensation provided to the CEO is more significantly performance-based.

Distinguishing Awarded Compensation from Realized Compensation

It is important to distinguish the reported compensation awarded to our executive officers in 2013 from the compensation that was actually earned by our executive officers. Compensation reported within the Summary Compensation Table uses different measurements of the compensation reported depending on the type of compensation. The PSUs reported for each executive officer disclose the targeted award value, or grant-date fair value, while the compensation from the MICP reported in the table reflects the actual amount earned and paid to the executive officers, or realized value. If both portions of performance-based compensation were measured at their realized value, it would show the impact of actual performance on each executive officer’s compensation. Additionally, the actual value of retirement benefits and the MSPP may differ from those values reported in the Summary Compensation Table due to the volatile and significant effects of changes in actuarial assumptions and the Company’s stock price.

The following summarizes the impact that performance based compensation and retirement benefits had on compensation realized by our executive officers:

Name	2013 Total Compensation Per Summary Compensation Table (1)	Value of Awarded PSUs to Earned PSUs (2)	Exclusion of Change in Pension and Non-qualified Deferred Compensation (3)	2013 Total Realized Compensation	2013 Total Targeted Compensation	Realized As a Percent of Targeted
Brian J. Lipke	$2,114,730	$(342,287)	$110,520	$1,882,963	$2,165,000	87%
Henning N. Kornbrekke	$3,867,241	$(299,502)	$(1,313,777)	$2,253,962	$2,710,000	83%
Kenneth W. Smith	$1,729,669	$(146,813)	$(436,939)	$1,145,917	$1,374,000	83%
Paul M. Murray	$867,123	$(83,892)	$(210,467)	$572,764	$678,000	84%
Timothy F. Murphy	$432,168	$(40,271)	$(55,993)	$335,904	$412,000	82%

(1)	Amounts correspond to those set forth in the Summary Compensation Table on Page 24.
(2)	Equal to the difference between the grant date fair value presented in the Summary Compensation Table on Page 24 and the realized earnings as calculated in the footnotes to the Summary Compensation Table.
(3)	Equal to the amount reflected in the Summary Compensation Table less the company match credited to the MSPP, which is considered a component of each executive officer’s targeted compensation.

As shown above, the realized compensation earned by the chief executive officer and other named executive officers approximated 82% to 87% of targeted compensation, respectively. Targeted compensation for Mr. Lipke did not include any benefits from the company match in the MSPP as the Compensation Committee excluded him from participating in the plan during 2013. Realized compensation did not meet target compensation as a result of the net effect of delivering ROIC less than target, which negatively impacted PSU compensation, offset by the effect of exceeding targeted performance for profitability which impacted compensation earned under the MICP. The Compensation Committee believes realized compensation is an important metric to understand when evaluating the effectiveness of the Company’s compensation program.

Say-on-Pay Vote Results

At the 2013 Annual Meeting of Stockholders, Gibraltar received 81% support from its stockholders on the Say-on-Pay vote. The Compensation Committee considered the 2013 Say-on-Pay vote and concluded that the vast majority of stockholders approved of the Company’s compensation program. The Company routinely meets with its stockholders to discuss the Company’s performance and strategic plan. During this process, the executive team often solicits feedback from stockholders on corporate governance and compensation matters. A summary of the feedback we received from our investors and others, and the actions we have taken are highlighted below:

Stockholder feedback	Actions taken by the Company
Change in control benefits not in line with best practices	• Eliminated excise tax gross-up provisions in all change in control agreements • Reduced the CEO’s change in control benefit to 275% of annual cash compensation from 350%

No limit on short-term incentive program payout	• Limited the payout under our Management Incentive Compensation Plan to 300% of target

Performance metrics in long-term incentive plan impacted by market (not management)	• Awarded performance stock units in 2013 with ROIC as the performance metric as opposed to total shareholder return, which was used in previous performance-based grants

We are appreciative of the candid and constructive advice provided by our substantial stockholders and believe the suggested changes to the compensation program are improvements to the plan.

Design of the Compensation Program

The Compensation Committee of our Board of Directors engages independent compensation advisors, Towers Watson, a nationally recognized compensation consultant, to provide survey information and assistance in the development of a compensation program for our executive officers which has a strong emphasis on performance and long-term incentives and which is competitive within our industry in terms of (1) base salaries, (2) annual incentives, and (3) long-term incentives. These three components are the key elements of the compensation program offered to our executive management team.

The Company’s compensation program is reviewed annually to ensure the goals of the program are met and is amended from time to time to incorporate changes to further align the program with current industry best practices, such as the changes made to our performance-based awards. The compensation program compensates our executive officers through a mix of base salary, annual incentive payments, and long-term equity-based incentives. The structure of this compensation program continues as the framework for compensation paid to the executive officers as reported in the Summary Compensation Table and was developed by the Compensation Committee in consultation with Towers Watson with respect to compensation practices of peer companies.

Peer Company Analysis

We analyzed our executive officers’ 2013 compensation in relation to executives’ compensation of a peer group of companies used for comparative data, which include:

• A.O. Smith Corporation	• Griffon Corporation	• Quanex Building Products
• Apogee Enterprises	• Headwaters Incorporated	• Simpson Manufacturing
• Builders FirstSource	• NCI Building Systems	• Trex Company

The Company revamped its peer group during 2012 to more accurately reflect peer companies of comparable size and industry affiliation based on stockholder feedback and further understanding of best practices. After recognizing institutional stockholders and advisors may use a similar approach, the Company selected its peer group due to their size and industry. Companies within the selected peer group are all building products businesses that have revenues, market capitalization, or assets equal to 50%-250% of Gibraltar’s.

To support the reasonableness of the base salaries and other key elements of compensation provided to our NEOs, the compensation of similar officers of the peer group was analyzed. The following table compares the significant compensation elements for Gibraltar’s executive officers to other executives from our peer group with similar responsibilities. The compensation elements below include salary, annual cash bonus, and granted equity compensation, which are represented in thousands:

Name	Base Salary			Non-Equity Incentive Compensation			Long-Term Incentives
	Gibraltar	Peer Group Average	Ratio*	Gibraltar	Peer Group Average	Ratio*	Gibraltar	Peer Group Average	Ratio*
Brian J. Lipke, CEO	$680	$636	107%	$673	$1,302	52%	$816	$1,174	70%
Henning N. Kornbrekke, COO	$465	$472	98%	$368	$573	64%	$1,190	$1,226	97%
Kenneth W. Smith, CFO	$357	$376	95%	$237	$343	69%	$507	$320	159%
Paul M. Murray, SVP	$204	$325	63%	$79	$385	21%	$250	$492	51%
Timothy F. Murphy, VP	$167	$199	84%	$47	$52	90%	$112	$58	193%
Average Ratios for all Named Executive Officers			89%			59%			114%

*	Measures the ratio of Gibraltar’s compensation to the peer group average for each executive officer.

The Compensation Committee affirmed the executive officer base salaries based on recommendations from management and review of the data summarized above. In general, our base salaries are competitive with the peer group with our more experienced executive officers positioned closer to the average for the peer group. As noted above, our base salaries averaged 89% of comparable salaries within our peer group. Based on the analysis above, we noted that the peer group did not have a reliable comparisons for our Senior Vice President of Human Resources and Organizational Development, but believe Mr. Murray’s salary is competitive with the market.

Additionally, our MICP, the annual cash bonus plan, is positioned significantly lower than our peer group, at 59% of the peer group’s average incentive compensation. Our equity compensation is positioned near the peer group average, at 114% of the peer group’s average. We believe the emphasis on long-term equity awards better aligns our executive management team’s interests with our stockholders as it emphasizes stockholder value creation and return on invested capital.

Compensation Committee Approval Process

Management recommendations for salary increases, for all executive officers other than the CEO, are made annually and are based on management’s evaluation of each executive officer’s performance, length of service to the Company, experience, level of responsibility, the Company’s financial position, and degree to which their efforts have contributed to the implementation of the Company’s strategies and goals. This information is then used by the Compensation Committee to review and approve the base salaries of executive officers.

Final authority for the establishment of annual base salaries of our executive officers resides with the Compensation Committee. Once base salaries are established, the formula-driven components of our compensation program are applied to determine the amount of the total compensation which our executive officers will be entitled to receive based upon the degree to which the Company’s annual goals have been achieved.

Based on the peer group analysis described above, targeted annual incentive compensation and long-term equity-based incentive compensation components of each executive officer’s total compensation were set at percentages of each executive officer’s base salary. Structuring our compensation so a substantial portion of each executive officer’s total compensation is based on an annual incentive program and equity-based long-term awards rewards our executive officers for achieving clearly defined annual financial goals and long-term appreciation in the value of the Company’s common stock. Additionally, the link between the amount of an executive officer’s base salary and the annual and long-term equity incentive compensation reduces the need for the Compensation Committee to exercise discretion in the determination of the amount of an executive officer’s incentive compensation. This provides the executive officers and stockholders a level of certainty as to the level of incentive compensation which executive officers will be entitled to receive upon attainment of a specified level of performance.

The following table summarizes the targeted compensation for non-equity incentive compensation and equity incentive awards (including RSUs and PSUs) established by the Compensation Committee:

Position	Targeted Non-Equity Incentive Compensation as a Percentage of Salary	Long-term Equity Compensation as a Percentage of Salary
Chief Executive Officer	90%	120%
Chief Operating Officer	75%	200%
Chief Financial Officer	60%	145%
Senior Vice President	35%	125%
Vice President	25%	70%

The Compensation Committee set the targeted annual incentive compensation and long-term equity compensation levels as a percentage of salary after consulting with Towers Watson. The compensation levels were considered reasonable in comparison to the peer companies described above and tailored to the Company’s leadership structure, level of responsibility, and emphasis on pay-for-performance while emphasizing stock ownership which we believe aligns management’s interests with the interests of our stockholders.

The Compensation Committee, in consultation with senior management, developed a long-term equity-based incentive program which provides executive officers the ability to earn long-term equity-based incentive compensation which was based, in part, on the passage of time and, in part, on the achievement of performance objectives. This plan was responsive to the desires of both the Compensation Committee and management to develop a long-term equity-based incentive program which would be better aligned with the interests of the Company’s stockholders than an equity-based incentive program that provided for payment solely on the expiration of time. On January 2, 2013, PSUs were awarded to the senior management team. PSUs vest over a three-year period and are earned by executive officers based on the Company’s return on invested capital measured against target in the initial year of the three-year vesting period. The PSUs convert to cash based on the trailing 90-day closing price of the Company’s common stock as of the vesting date and the recipients are paid an amount equal to the converted value.

The CEO no longer receives any equity awards that vest solely on the passage of time, which places more compensation at-risk and aligns CEO compensation to performance in a stronger manner. The only compensation received by the CEO that is not at-risk will be base salary along with some perquisites and other personal benefits. At no time in the future will the Compensation Committee grant additional awards or a cash payout to replace the compensation surrendered in 2012.

The Compensation Committee believes that the long-term equity-based incentive compensation structure described above promotes the interests of the Company’s stockholders by providing an incentive to executive officers to continue their employment with the Company as well as an incentive to create stockholder value. Furthermore, executive officers are provided an incentive to improve the value of the Company’s common stock over the long term because final payment of this long-term equity-based incentive compensation program is based on the price of the Company’s stock at the time of payment.

Consideration of Risk

We believe the design of our executive compensation program provides an appropriate balance of incentives for executives and avoids inappropriate risks. Our compensation program is balanced and focused on the long term so that our executive officers are incentivized to deliver superior performance over sustained periods. In addition, our compensation plans are designed to allow for deferral of compensation and have elements that are only realizable upon retirement, providing strong incentives to manage for the long term while avoiding excessive risk-taking in the short term. Performance goals, which include specific, risk-focused measures that are aligned with our overall risk framework, reflect a balanced mix of financial measures designed to avoid placing excessive weight on a single measure. Compensation is also balanced among current cash payments, deferred cash, and equity awards. With limited exceptions, the Compensation Committee retains discretion to adjust compensation for quality of performance and adherence to Company values. Additionally, we have policies in place that require our executive officers to own certain levels of Company stock, prohibit hedging and pledging activities, and include Clawback provisions for all incentive compensation.

Elements of Our Compensation Program

Our compensation program for executive officers and senior management contains the following elements:

•	Base Salary

•	Annual Management Incentive Compensation Plan (MICP)

•	Equity-based Incentive Compensation (Omnibus Plan)

•	Non-qualified Deferred Compensation Plan (MSPP)

•	Long-term Incentive Compensation Plan (LTIP)

•	Restricted Stock Units

•	Performance Stock Units

•	Retirement Plans

•	Change in Control Benefits

•	Perquisites and Other Benefits

•	Generally Available Benefit Programs

Base Salaries. As noted above, the Company provides executive officers with a base salary approved by the Compensation Committee, which reflects the level of responsibility held by our executive officers, rewards them for the day to day performance of their duties, and is competitive within our industry. Our competitive analysis includes a review of the base salaries and total compensation paid by our peer group companies to their executive officers. For our Chief Executive Officer, a base salary of $680,000 was established during 2008 has remained unchanged through 2013.

We establish the base salaries of our other executive officers using the same process of analyzing the level of their responsibility and contribution to the Company’s overall objectives and taking into consideration the range of base salaries paid to these officers by our peer group companies. Our executive officers (other than our CEO who, as previously noted, has not received a base pay increase since 2008) received salary increases effective April 1, 2013. Therefore, the salaries shown in the Summary Compensation Table for 2013 reflect a portion of the year at their respective prior year salaries and the balance of the year at the salaries established in 2013.

Annual Management Incentive Compensation Plan. Our annual Management Incentive Compensation Plan (“MICP”) provides alignment between executive management’s cash compensation and stockholder interests by rewarding management for achievement of performance targets that the Compensation Committee believes will enhance stockholder value.

MICP targets in 2013 included income from continuing operations as a percent of sales, net sales growth year-over-year, and days of working capital. The targets for 100% achievement of MICP awards were 2.5% income from continuing operations as a percentage of sales (“NI%”), 10.0% net sales growth from the preceding year (“NSG”), and 72 days of working capital (“DWC”). The MICP payout is adjusted for performance above or below targeted levels. The MICP for 2013 included minimum thresholds of 1.0% NI%, prior year net sales, and 80 days of working capital. During 2013, the Compensation Committee implemented a maximum payout equal to 300% of target for the MICP.

Targeted annual incentive compensation under the MICP as a percentage of executive officer base salaries are as follows:

Position	Targeted Annual Incentive Compensation as a Percentage of Base Salary
Chief Executive Officer	90%
Chief Operating Officer	75%
Chief Financial Officer	60%
Senior Vice President	35%
Vice President	25%

The NI% and NSG targets and thresholds referred to above were established through an analysis of historical performance of the Company, analysis of its peer group, and stretch performance criteria. These targets and thresholds are reviewed on an annual basis to better align incentive compensation to the Company’s goals. The targets and thresholds for NI% and NSG were developed based on the Company’s historical performance and market conditions in the building and construction industries, which showed that these levels of profitability and growth would provide a strong return for our stockholders. The target and threshold developed for DWC were based on management’s goal to maintain working capital levels and maximize cash flows from operations in an effort to minimize the level of debt outstanding and increase liquidity.

The Compensation Committee believes incentivizing management to deliver improved net income and sales growth will provide stockholders with value as these metrics lead to increased cash flow used to fund growth initiatives, including acquisitions. The NI% target is based upon a percentage of net sales to incentivize management to maximize profitability at any level of sales volume. The Compensation Committee also believes it is important for management to be incentivized to optimize working capital requirements which will maximize cash flow from operations, and in turn fund the growth of the Company. The combination of the three targets, NI%, NSG, and DWC, incentivize management to maximize the return on investment for our stockholders. Based on this understanding, the Compensation Committee concluded that the metrics used in determination of the MICP payout are effectively connected to the creation of stockholder value.

For the year 2013, sixty percent (60%) of the 2013 MICP was based upon NI%, twenty percent (20%) was based upon NSG, and twenty percent (20%) was based upon DWC. These weightings are reviewed by the Compensation Committee with management on an annual basis and adjusted if deemed appropriate by the Compensation Committee. The Compensation Committee and senior management agreed that the executive officers should be most focused on improving the Company’s profitability in 2013 and provided these performance goals with the greatest weighting. The Compensation Committee reviews and alters the weightings and the targets to ensure the Company focuses on the key metrics during different periods.

Maximum achievement for NSG is two hundred percent (200%). Additionally, during 2013, the Compensation Committee implemented a maximum payout equal to 300% of target for the entire MICP earned. Adjustments are made to the performance levels achieved by the Company with respect to the applicable performance criteria to eliminate the effect of restructuring and impairment charges, acquisition-related costs, and other non-routine transactions. As noted above, we believe adjusted earnings represent our core, on-going operations and we assess our performance on adjusted financial measures.

Due to the Company’s operating performance in 2013, MICP payments were 109.9% of the targeted level as calculated below (dollar amounts in thousands):

	NI%	NSG	DWC	Total
Loss from continuing operations as reported	$(5,629)
Intangible asset impairment, net of taxes	22,407
Note refinancing charges, net of taxes	4,550
Restructuring and acquisition related costs, net of taxes	2,094
Deferred tax valuation allowance	(2,048)

Adjusted net income	$21,374
Net sales for current year	$827,567	$827,567
Net sales for prior year		$790,058
Average net working capital (1)(2)			$148,767
Average daily sales (2)			$2,299
Actual results	2.6%	4.7%	65
MICP targets	2.5%	10.0%	72
Payout factor minimum threshold	0.5%	0.0%	80

Payout factor (3)	1.05	0.47	1.88
Weighting	60%	20%	20%

MICP payout percentage	63.0%	9.4%	37.5%	109.9%

(1)	Average net working capital was based on the 13-month average of accounts receivable and inventory less accounts payable for each month end between December 31, 2012 and December 31, 2013.

(2)	These balances were adjusted to properly include acquisitions in the Company’s working capital.
(3)	The payout factor for NI% and NSG was calculated by comparing the difference between actual results and the minimum threshold to the difference between the target and the minimum threshold. The payout factor for DWC was calculated by dividing the difference between the targeted days of working capital and actual results by the difference between the minimum threshold and targeted days of working capital and adding this factor to 1.00.

The Compensation Committee can exercise discretion when approving annual compensation under the MICP if peer companies’ performance, measured through metrics such as earnings or total shareholder return, was notably higher than Gibraltar’s performance.

Non-Qualified Deferred Compensation. We maintain an equity incentive compensation plan known as the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (the “Omnibus Plan”). Our Omnibus Plan is an integral component of our overall compensation structure and provides the Company a vehicle through which we make awards of equity-based compensation to our executive officers and other senior management employees. The forms of equity-based compensation which the Company has the authority to grant under the terms of our Omnibus Plan are options, shares of restricted stock, restricted stock units (“RSUs”), performance shares, performance stock units (“PSUs”), and stock appreciation rights.

One of the features of our Omnibus Plan is the Management Stock Purchase Plan (“MSPP”), a non-qualified deferred compensation arrangement. The MSPP provides our executive officers the right to defer their receipt of the annual incentive compensation payment earned under the MICP and up to 25% of their base salary. Our non-employee directors are also entitled to defer their receipt of their director fees under the MSPP.

If, and to the extent that an executive officer defers any portion of his MICP payment or base salary, an account is established for his benefit under the MSPP and credited with RSUs equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of the MICP payment or base salary which was deferred. If, and to the extent a non-employee director defers his retainer, chair, or meeting fees, an account is established for his benefit under the MSPP and credited with RSUs equal to the number of shares of the Company’s stock which could have been purchased using the amount of such fees deferred. The price used to determine the number of RSUs credited to an executive officer or non-employee director’s account is the 200-day closing average price per share of the Company’s stock determined one day prior to the date in which the compensation was earned and deferred. The Company’s use of a 200-day closing average price for valuing RSUs is intended to eliminate the effect of short-term market fluctuations on the number of RSUs awarded under our MSPP.

In addition to RSUs which are credited to the accounts of executive officers who elect to defer a portion of their MICP payment or base salary, the Company credits an additional number of RSUs (“Matching RSUs”) to the account of the executive officer. These Matching RSUs are forfeited if the executive officer’s employment is terminated, for any reason other than a change in control transaction, before the executive officer reaches age sixty (60). The Company also credits the accounts of non-employee directors who defer their retainer fees with Matching RSUs equal in number to the RSUs allocated to the director’s account and attributable to their deferred retainer fees. The directors forfeit their Matching RSUs if they terminate Board service prior to reaching age sixty (60) for any reason other than a change in control transaction.

RSUs credited to the account of an executive officer or non-employee director to reflect amounts deferred under the MSPP are paid to the participant upon a termination of the their employment or service on the Board. In addition, if the executive officer’s employment is terminated, or a non-employee director’s Board service is terminated, after age sixty (60), the participant will be entitled to receive payment for Matching RSUs.

The amount to be paid to a participant upon termination of his employment or service on the Board is equal to the number of RSUs credited to his account (including Matching RSUs, if applicable) multiplied by the 200-day rolling average price per share of the Company’s stock, determined as of the day immediately preceding the participant’s termination.

Payment of the amount determined above is made to the participant based on an election made prior to the deferral in either (a) a lump sum, (b) five substantially equal annual installments, or (c) ten substantially equal annual installments beginning the first February following six months after the date of termination. During the period of the installment payments, the undistributed value of the participant’s account will earn interest at a rate equal to the average annualized rate of interest payable on ten-year US Treasury Notes plus two percent (2%).

We believe the MSPP furthers our compensation objectives of aligning the interests of our executive officers and non-employee directors with stockholder interests by providing the executive officers and non-employee directors an opportunity to increase post-termination compensation as a result of increases in the value of the Company’s common stock over their careers.

Long-term Equity Incentive Plan. Our Omnibus Plan (described above) provides us with a vehicle to grant our executive officers equity-based compensation. The Compensation Committee has provided for grants of equity-based incentive compensation awards to our executive officers (“LTIP”) each year. These long-term equity-based awards have a value, at the time the award is made, equal to a percentage of the executive officer’s base salary. Equity awards consist of time-vested grants of restricted stock units (“RSUs”) and performance-based grants of performance stock units (“PSUs”).

Restricted Stock Units

Under the terms of the 2013 RSU awards, vesting occurs at a rate of 25% per year for the Chief Financial Officer, Senior Vice President of Human Resources and Organization Development, and Vice President, Treasurer, and Secretary. For the now retired Chief Operating Officer (“COO”), RSUs vested at the time of the grant. As noted above, the Chief Executive Officer does not receive time-vested RSU awards.

The vesting conditions which apply to restricted stock units granted to the executive officers under the Company’s long-term incentive plan are designed to reward executives for continuing their employment with the Company and for implementing policies and practices which increase the value of the Company’s common stock over a significant period of time. The Company and Mr. Kornbrekke, retired COO, entered into an employment agreement which, among many other features, permitted Mr. Kornbrekke to retire from employment at age sixty-five. Mr. Kornbrekke reached the age of sixty-five in November 2009. Since Mr. Kornbrekke’s employment agreement with the Company permits him to retire after he attains age sixty-five, it was determined that the portion of his long-term incentive compensation that vests solely on the passage of time should not be conditioned on the employment of Mr. Kornbrekke beyond the date he was contractually permitted to retire. It was determined that it would not be appropriate to reduce Mr. Kornbrekke’s compensation for the sole reason that Mr. Kornbrekke was nearing his retirement age. Thus, in the case of Mr. Kornbrekke, who is the only named executive officer near his retirement age, the vesting requirement had been eliminated to ensure all awards were vested when he retired. Although the vesting requirement has been eliminated for Mr. Kornbrekke, the award of RSUs serves substantially the same function as the compensation provided to the other named executive officers because Mr. Kornbrekke was also incentivized to increase the price of the Company’s common stock.

Targeted annual incentive compensation under RSU awards as a percentage of executive officer base salaries are as follows:

Position	Annual RSU Grants as a Percentage of Base Salary
Chief Operating Officer	80%
Chief Financial Officer	45%
Senior Vice President	25%
Vice President	10%

Performance Stock Units

The number of PSUs earned were determined during the 2013 performance period based upon the Company’s return on invested capital (“ROIC”, as defined with the award) compared to the targeted ROIC. The Compensation Committee agreed to change the performance goal used in PSU awards to ROIC based on stockholder feedback and management recommendations. The Compensation Committee believes ROIC is an important metric considered when making investment decisions and a focus on ROIC will incentivize management to make careful considerations when allocating capital for equipment, acquisitions, and other investments. Although the PSU awards only use one performance goal to determine the number of units earned under the grants, the Compensation Committee believes ROIC is a fulsome measurement of performance that measures profitability, cash flow generation, and asset management. Given ROIC is a comprehensive performance metric, we believe this measure captures the effectiveness of our executive management team.

Targeted ROIC was based upon the budget presented to the Board of Directors by the executive management team. The Compensation Committee approved the 2013 target of 5.70% based on the budgeted financial information presented.

The number of PSUs earned during the performance period is a percentage calculated based upon the difference between ROIC and the target. If ROIC equaled the target of 5.70%, the executive officers would receive 100% of the awards issued. The percentage of units earned increases or decreases from 100% by 50 basis points (0.5%) for each basis point change from the target ROIC unless ROIC does not exceed prior year. In that case, the percentage of units earned decreases by 100 basis points (1%) for each basis point (0.1%) prior year ROIC exceeds the current year. The threshold for the 2013 PSU award was an ROIC of 4.41%, which was calculated using the approach described above until the percentage of units earned equaled 0%.

In 2013, the executive officers earned 48.0% of the targeted PSUs awarded as calculated below:

	2013 ROIC	2012 ROIC	2013 EPS	2012 EPS
(Loss) income from continuing operations as reported	$(5,629)	$12,650	$(0.18)	$0.41
Intangible asset impairment, net of taxes	22,407	4,516	0.72	0.15
Note refinancing charges, net of taxes	4,550	—	0.15	—
Restructuring and acquisition related costs, net of taxes	2,094	3,028	0.07	0.09
Deferred tax valuation allowance	(2,048)	—	(0.07)	—

Adjusted net income	$21,374	$20,194	$0.69	$0.65

Tax effected interest income	9,953	11,911

Adjusted net income before interest	$31,327	$32,105

Average adjusted invested capital (1)	$640,937	$627,051

Return on invested capital	4.89%	5.12%

(1)	Average adjusted invested capital was based on the 13-month average of total stockholders’ equity adjusted for special charges plus net debt for the period ended December 31.

	2013 ROIC	2012 ROIC	Target	Difference from PY/ Target	Multiplier
ROIC compared to prior year	4.89%	5.12%		-0.23%	100x	-23.0%
Prior year ROIC compared to target		5.12%	5.70%	-0.58%	50x	-29.0%

Difference from target						-52.0%
Percent of PSUs earned at target						100.0%

Percent of PSUs earned						48.0%

While the number of PSUs earned is determined during the first year of the award, the ultimate value of the award is determined three years from the date of grant when the then current stock price is applied to the number of units earned. The earned PSUs are converted to cash based on the trailing 90-day closing price of the Company’s common stock as of the last day of the three-year vesting period.

The number of awards granted to each executive officer is based upon a percentage of each recipient’s base salary similar to our other elements of executive compensation. The following table calculates the number of awards issued, earned, and the fair value of these units as of December 31, 2013:

	Brian J. Lipke	Henning N. Kornbrekke	Kenneth W. Smith	Paul M. Murray	Timothy F. Murphy
Salary as of grant date	$680,000	$595,000	$350,000	$200,000	$160,000
PSU grant as a percentage of salary	120%	120%	100%	100%	60%

Target compensation from PSU awards	$816,000	$714,000	$350,000	$200,000	$96,000
Trailing 90-day average stock price	$13.56	$13.56	$13.56	$13.56	$13.56

PSUs awarded during 2013	60,177	52,655	25,811	14,749	7,080
Percentage of PSUs earned (per above)(1)	48.0%	0.0%	48.0%	48.0%	48.0%

PSUs earned during 2013	28,885	—	12,389	7,080	3,398

Trailing 90-day average stock price at December 31, 2013	$16.40	$16.40	$16.40	$16.40	$16.40

Fair value of PSUs earned in 2013	$473,714	$—	$203,180	$116,112	$55,727

(1)	Mr. Kornbrekke retired September 30, 2013 prior to the PSU award vesting and, therefore, any earned shares were forfeited.

The Compensation Committee believes this compensation program more closely aligns executive officer compensation with the interests of the Company’s stockholders by emphasizing ROIC and promotes retention of the Company’s executive management team due to the three-year vesting period.

Retirement Plans. All of our executive officers are entitled to participate in our Gibraltar 401(k) Plan. When we review the targeted overall compensation of our executive officers, we factor in benefits to be received under the Gibraltar 401(k) Plan. In addition, our Chief Executive Officer (“CEO”) participates in a Salary Continuation Plan that has been frozen to new participants since 1996. The Plan provides for a $100,000 annual payment for ten years after his retirement from the Company. Our CEO and former Chief Operating Officer (“COO”) are also entitled to lifetime benefits for medical insurance coverage. These retirement benefits provide our executives with benefits offered at comparable public companies.

Our compensation consultant reported to our Compensation Committee that the retirement benefits provided for our CEO and our COO were not fully competitive with the market. As a result, in 2005 we made a one-time award of 150,000 RSUs to our CEO and 45,000 RSUs to our COO to make the amount of the benefits they are entitled to receive at retirement more comparable to the retirement benefits provided to these executives by similar companies. The retirement RSUs issued to our CEO and former COO contain a tax gross-up provision in accordance with our policy in 2005.

During 2011, the Compensation Committee, after consultation with Towers Watson, approved a management recommendation to provide retirement stock units to the other executive officers and key employees of the Company, approximating 15 members of the management team. As a result, a one-time award of 20,000, 15,000, and 10,000 RSUs to our Chief Financial Officer, Senior Vice President of Human Resources and Organizational Development, and Vice President, Treasurer, and Secretary, respectively, was made in August 2011. The retirement-based RSUs provided to the executive officers other than the CEO and COO do not contain tax gross-ups, in accordance with our current policy.

These retirement-based RSUs are reflected in the Outstanding Equity Awards at Fiscal Year End Table below. Payment under the terms of these awards is made in shares of Company stock equal in number to the RSUs contained in the Award. However, no shares of Company stock will be issued to executive officers pursuant to this award if they terminate employment with the Company prior to age sixty (60) unless such termination is caused by death, disability, or termination by the Company for other purposes than “cause”.

Perquisites and Other Benefits. We annually review the perquisites that executive management receives. The former COO had the right, under the terms of the executive auto policy, to keep his company-leased automobile, this one-time perquisite is included below in the Summary Compensation Table.

Since our compensation plan provides for equity compensation to our executives which could lead to complicated tax issues, and because we believe that good financial and tax planning by experts reduces the amount of time and attention that senior management must spend on this topic, the executive officers are eligible to receive a payment for financial and tax planning. All of the executives also receive tax gross-up payments for any of the following types of perquisites that they may receive: personal use of Company auto, the taxable portion of life insurance and business travel accident insurance, and the cost of executive physical examinations.

Change in Control Benefits. Our executive officers have been a key ingredient in building our Company into the successful enterprise that it is today. We believe that it is important to protect our executive officers in the context of a change in control transaction to allow them to focus on the transaction. Further, it is our belief that the interests of our stockholders will be best served if the interests of our executive management are aligned with them. We believe that change in control benefits should eliminate, or at least reduce, the reluctance of our executive officers to pursue potential change in control transactions that may be in the best interest of our stockholders.

Our Change in Control benefits provide for the protection of previously granted equity-based incentive compensation and provide for a cash payment upon the consummation of the Change in Control transaction and subsequent termination of employment for each of our executive officers, except the Vice President, Treasurer, and Secretary. These Change in Control benefits were amended during 2013, with respect to the CEO, to remove tax gross-up provisions in all outstanding change in control agreements and reduce the payout on a change of control and termination of the CEO’s employment to 275% of annual cash compensation from 350%. All amendments to his change in control agreement were voluntarily accepted by Mr. Lipke without any compensation.

The cash components of any change in control benefits are paid in one lump sum. For more information concerning amounts our executive officers are entitled to receive upon a termination of employment and change in control, see “Potential Payments Upon Termination or Change in Control” below.

Generally Available Benefit Programs. The executive officers also participate in the Company’s other generally available benefit plans on the same terms as other employees at the Company’s headquarters. These plans include the pay in lieu of time off, medical and dental insurance, life insurance, a supplemental salary continuation plan providing supplemental short-term disability benefits, and the Company’s matching contribution to the Gibraltar 401(k) Plan. Relocation benefits also are reimbursed but are individually negotiated when they occur.

Employment Agreements

CEO Employment Agreement. The Company and its CEO entered into an Amended and Restated Employment Agreement in 2013, which provides for the following: (1) the term of the CEO’s employment will be one year with automatic annual renewals on January 1 of each year unless the CEO is provided with notice from the Company that it is electing not to renew his employment on or before the preceding September 1; (2) set the CEO’s annual base salary which will be adjusted from time to time, by the Compensation Committee; (3) the CEO will be eligible to receive an annual bonus under the MICP and long-term incentive compensation as determined under the LTIP; (4) the CEO will be entitled to participate in all other employee benefit plans and programs in effect for salaried employees employed at the Company’s headquarters; (5) upon a termination of the CEO’s employment by the Company, without cause, or by the CEO for a good reason, the CEO will be entitled to a severance benefit paid in one lump sum in an amount equal to two and one half times the sum of his base salary and bonuses paid during the preceding twelve months; and (6) the CEO’s right to receive shares of common stock of the Company pursuant to RSU awards made under the terms of the Omnibus Plan cannot be forfeited after the CEO’s right to receive such shares has become vested.

Clawback Policy

In 2012, we adopted a Clawback policy which requires reimbursement of any incentive payments to an executive officer if the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. In 2013, the Clawback policy was extended to apply to all employees of Gibraltar. This policy is contained in our Corporate Governance Principles, which are available on our website at www.gibraltar1.com.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a company’s chief executive officer and any one of the four other most highly paid executive officers during its taxable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Based upon the compensation paid to Mr. Lipke, the Section 162(m) limitation resulted in a disallowed tax deduction of approximately $196,000 of compensation expense in 2013. Pursuant to approval by the stockholders of the MICP and PSU grant at the past two Annual Meeting of Stockholders, the amount of disallowed tax deductions was reduced significantly from $2.1 million in 2010. The Compensation Committee continues to monitor this matter periodically in an effort to further minimize the impact of the Section 162(m) limitation. Stockholder approval of the material terms of our annual grant of PSUs will continue to limit the negative impact of Section 162(m) on the Company’s tax deductions in future periods.

Section 409A of the Internal Revenue Code generally imposes a tax on non-qualified deferred compensation arrangements which do not meet guidelines established by regulations under the Internal Revenue Code. The Company’s non-qualified deferred compensation arrangements comply with Section 409A.

Conclusion

The Compensation Committee believes the Company’s executive compensation program includes a balanced blend of time-based and performance-based compensation plans that helps the Company attract, retain, and motivate highly qualified individuals to serve as our executive officers and to align the financial interests of our executive officers with those of our stockholders. The compensation program was further modified during 2013 to better align with best practices by amending the CEO’s Change in Control Agreement, limiting the MICP to 300% of targeted compensation, and implementing anti-hedging and anti-pledging provisions, among others. Additionally, the high percentage of compensation that is considered performance-based for our executive officers re-enforces the Compensation Committee’s commitment to a pay-for-performance philosophy. These incentive programs encouraged the executive team to drive operational improvements and make strategic planning decisions that led to improved financial performance and the creation of stockholder value during 2013. The strong performance in 2013 led to the compensation earned by our executive officers as highlighted above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the contents of the above Compensation Discussion & Analysis section of this Definitive Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K filed February 20, 2014 and in this Definitive Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF GIBRALTAR INDUSTRIES, INC.

William J. Colombo William P. Montague Robert E. Sadler, Jr.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

			Stock Awards
						Change in
						Pension Value
			Restricted	Performance	Non-Equity	and Nonqualified
			Stock	Stock	Incentive	Deferred
			Unit	Unit	Plan	Compensation	All Other
			Awards	Awards	Compensation	Earnings	Compensation
Name	Year	Salary (2)	(3)	(4)	(5)	(6)	(7)	Total
Brian J. Lipke	2013	$680,000	$—	$816,000	$672,588	$(110,520)	$56,662	$2,114,730
	2012	$680,000	$—	$816,006	$391,802	$85,802	$120,271	$2,093,881
	2011	$680,000	$860,018	$—	$818,550	$142,683	$188,968	$2,690,219
Henning N. Kornbrekke (1)	2013	$464,558	$475,992	$714,002	$367,822	$1,670,889	$173,978	$3,867,241
	2012	$595,000	$476,005	$713,997	$476,149	$758,212	$94,514	$3,113,877
	2011	$587,596	$584,310	$—	$596,859	$346,565	$92,032	$2,207,362
Kenneth W. Smith	2013	$357,308	$157,493	$349,997	$237,384	$548,974	$78,513	$1,729,669
	2012	$346,769	$152,101	$338,004	$224,070	$253,078	$80,435	$1,394,457
	2011	$332,500	$343,363	$—	$271,245	$95,898	$64,958	$1,107,964
Paul M. Murray	2013	$204,385	$49,995	$199,996	$79,238	$266,485	$67,024	$867,123
	2012	$197,308	$47,503	$189,996	$74,690	$124,425	$56,965	$690,887
	2011	$185,769	$175,716	$—	$88,944	$32,548	$64,973	$547,950
Timothy F. Murphy (1)	2013	$166,923	$16,005	$96,005	$46,708	$71,998	$34,529	$432,168
	2012	$159,178	$15,523	$93,153	$42,680	$28,320	$26,077	$364,931

(1)	Mr. Kornbrekke retired from his position as President and Chief Operating Officer effective September 30, 2013. Since Mr. Kornbrekke served as an executive officer during 2013, his compensation is included in the Summary Compensation Table. Mr. Murphy was promoted to an executive officer position in 2012 and therefore compensation data prior to that year is excluded from the table.
(2)	Includes amounts, if any, deferred at the direction of the executive officer.
(3)	This column represents the grant date fair value of restricted stock units granted that year. For restricted stock units, fair value was calculated using the closing price of Gibraltar Industries, Inc. common stock on the date of grant. The Company issued retirement restricted stock units to Messrs. Smith and Murray of 20,000 and 15,000, respectively, in 2011 as described in the “Compensation Discussion & Analysis” above.
(4)	This column represents the grant date fair value of performance stock units (“PSUs”) granted in January of that year. For PSUs, fair value was estimated using the trailing 90- day average stock price which is the basis for payments made under the awards. PSUs were granted to the executive officers as a part of the long-term equity incentive compensation plan as discussed above.

The actual number of units earned under the 2013 PSU awards differed based on the performance of the Company as measured by its return on invested capital (as defined in the award). As noted above, the PSUs earned will be converted to cash and paid to the executive officers based upon the trailing 90-day average stock price as of December 31, 2015. As a result, the actual compensation that will be paid under the PSU awards may vary significantly from the grant date fair value disclosed above. The same was noted by the Company for the 2009 grant of PSUs that were earned over a three-year period ended December 31, 2011. The Company believes that PSUs incentivize executive officers to create shareholder value.

The following table provides a summary of the compensation earned using the actual number of performance stock units earned during the 2013 performance year and the associated trailing 90-day closing price of the Company’s common stock:

Name	PSUs Awarded	PSU Payout Percentage	PSUs Earned	Rolling 90-Day Stock Price	Fair Value of Compensation Realized in 2013
Brian J. Lipke	60,177	48.0%	28,885	$16.40	473,714
Henning N. Kornbrekke (a)	52,655	0.0%	0	$16.40	0
Kenneth W. Smith	25,811	48.0%	12,389	$16.40	203,180
Paul M. Murray	14,749	48.0%	7,080	$16.40	116,112
Timothy F. Murphy	7,080	48.0%	3,398	$16.40	55,727

(a)	Mr. Kornbrekke forfeited this award upon his retirement on September 30, 2013.

(5)	This column represents the amounts earned under the Management Incentive Compensation Plan for the respective years. Messrs. Kornbrekke, Smith, Murray, and Murphy deferred a portion of their earnings from this plan into the Management Stock Purchase Plan (MSPP) for all years they received compensation under this plan.
(6)	This column represents the aggregate change in the actuarial present value of accrued pension and healthcare benefits for Messrs. Lipke and Kornbrekke, which are included in the Pension Benefits Table and the Company contributions to, and earnings or (losses) from, the nonqualified deferred compensation plans for each of the named executives, which is included in the Nonqualified Deferred Compensation Table.
(7)	This column represents the following 2013 other compensation:

	Brian J. Lipke	Henning N. Kornbrekke	Kenneth W. Smith	Paul M. Murray	Timothy F. Murphy
Club dues	$17,931	$18,860	$—	$16,057	$—
Financial and tax planning	11,899	14,399	7,933	11,161	4,331
401(k) match	10,200	10,200	7,314	6,439	6,874
Personal use of Company autos	3,208	106,838	12,543	5,489	8,599
Healthcare benefits	2,209	10,000	9,865	9,769	3,000
Incidental moving expenses	—	—	10,780	—	—
Pay in lieu of time off	—	—	10,231	7,692	4,923
Tax gross-ups	7,812	13,681	19,847	10,417	6,802
Other	3,403	—	—	—	—

Total	$56,662	$173,978	$78,513	$67,024	$34,529

Other payments noted above did not exceed $25,000 or 10% of the amount of total perquisites.

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base
		Under Non-Equity			Under Equity			Of Shares	Securities	Price of
	Grant	Incentive Plan Awards (1)			Incentive Plan Awards (2)			Of Stock	Underlying	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Or Units	Options	Awards
Brian J. Lipke	MICP	$—	$612,000	$1,836,000				—	—	$—
	Jan. 2, 2013				$—	$816,000	$4,080,000	—	—	$—
Henning N. Kornbrekke	MICP	$—	$446,250	$1,338,750				—	—	$—
	Jan. 2, 2013				$—	$714,002	$3,570,010	—	—	$—
	Jan. 2, 2013 (3)							28,848	—	$—
	Feb. 22, 2013 (4)							65,200	—	$—
Kenneth W. Smith	MICP	$—	$216,000	$648,000				—	—	$—
	Jan. 2, 2013				$—	$349,997	$1,749,985	—	—	$—
	Jan. 2, 2013 (3)							9,545	—	$—
	Feb. 22, 2013 (4)							17,533	—	$—
	Mar. 31, 2013 (4)							2,591	—	$—
	Jun. 30, 2013 (4)							1,988	—	$—
	Sep. 30, 2013 (4)							2,259	—	$—
	Dec. 31, 2013 (4)							1,951	—	$—
Paul M. Murray	MICP	$—	$72,100	$216,300				—	—	$—
	Jan. 2, 2013				$—	$199,996	$999,980	—	—	$—
	Jan. 2, 2013 (3)							3,030	—	$—
	Feb. 22, 2013 (4)							10,227	—	$—
	Mar. 31, 2013 (4)							1,480	—	$—
	Jun. 30, 2013 (4)							1,138	—	$—
	Sep. 30, 2013 (4)							1,293	—	$—
	Dec. 31, 2013 (4)							1,116	—	$—
Timothy F. Murphy	MICP	$—	$42,500	$127,500				—	—	$—
	Jan. 2, 2013				$—	$96,005	$480,025	—	—	$—
	Jan. 2, 2013 (3)							970	—	$—
	Feb. 22, 2013 (4)							4,592	—	$—

(1)	Estimated future payouts represent the amount that was payable under the annual Management Incentive Compensation Plan (“MICP”) for performance in 2013. The maximum payment under this plan is limited to 300% of target. This limit was implemented by the Compensation Committee during 2013.

(2)	Estimated future payouts represent the targeted amount payable under the long-term equity compensation plan due to the award of performance stock units (“PSUs”). Messrs. Lipke, Kornbrekke, Smith, Murray, and Murphy received 60,177, 52,655, 25,811, 14,749, and 7,080 PSUs, respectively, with an estimated grant date fair value of $13.56 per unit. The number of units that will actually form the basis of the final award is based upon a the Company’s return on invested capital during 2013 compared to target. The final award will be settled in cash based upon the 90-day rolling average of the Company’s stock price at the end of the awards three-year vesting period. The maximum payment under this award is equal to 500% of the grant date fair value of the award. Additionally, the award limits the number of PSUs earned to 200% of the awards granted. Refer to footnote 4 of the Summary Compensation Table for the actual number of units earned under the PSU award.
(3)	Consists of restricted stock units issued under the Company’s Long-term Incentive Plan that convert to shares upon vesting.
(4)	Consists of restricted stock units issued under the Management Stock Purchase Plan (“MSPP”). Of the restricted stock units issued in 2013, 37,257, 14,626, 9,195, and 3,340 units issued to Messrs. Kornbrekke, Smith, Murray, and Murphy, respectively, represent units purchased through deferral of bonus and salary and 27,943, 11,696, 6,059, and 1,252 units issued to Messrs. Kornbrekke, Smith, Murray, and Murphy, respectively, represent the Company’s match. These restricted stock units convert to a hypothetical cash account upon vesting, which occurs upon both the attainment of age sixty (60) and termination of employment. If employment is terminated prior to the executive officer attaining sixty (60) years of age, matching units are forfeited. Upon termination of employment the balance in the hypothetical cash account is paid out as a lump sum, over five years, or over ten years. The CEO, Mr. Lipke, does not participate in the MSPP Plan.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan Awards:				Market	Number of	Value of
	Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	or Other	Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Stock that	Rights that	Other Rights
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	Have not	that Have
Name	Exercisable	Unexercisable	Options	Price	Date	Vested (1)	Vested	Vested (2)	Not Vested
Brian J. Lipke	—	—	—	$—	—	180,826	$3,361,555	62,684	$1,028,018
Henning N. Kornbrekke	—	—	—	$—	—	45,000	$836,550	29,574	$485,014
Kenneth W. Smith	—	—	—	$—	—	47,477	$882,597	26,389	$432,780
Paul M. Murray	536	—	—	$21.75	4/6/2015	23,481	$436,512	14,950	$245,180
Timothy F. Murphy	2,242	—	—	$20.52	9/14/2015	12,849	$238,863	7,256	$118,998
	3,000	—	—	$23.54	9/14/2016
	3,000	—	—	$18.78	9/14/2017
	3,000	—	—	$22.16	9/9/2018

(1)	Restricted stock units vest as follows: Mr. Lipke — 150,000 units that vest upon retirement from the Company and 30,826 units vesting at a rate of 50% a year beginning January 3, 2014; Mr. Kornbrekke — 45,000 units that vested upon retirement from the Company and will be issued March 31, 2014; Mr. Smith — 3,358 units that vest on January 4, 2014, 6,630 units vesting at a rate of 50% a year beginning January 3, 2014, 7,944 units vesting at a rate of 33% a year beginning January 3, 2014, 9,545 units vesting at a rate of 25% a year beginning January 2, 2014, and 20,000 units that vest upon his retirement from the Company; Mr. Murray — 930 units that vest on January 4, 2014, 2,040 units vesting at a rate of 50% a year beginning January 3, 2014, 2,481 units vesting at a rate of 33% a year beginning January 3, 2014, 3,030 units vesting at a rate of 25% a year beginning January 2, 2014, and 15,000 units that vest upon his retirement from the Company; and Mr. Murphy — 388 units that vest on January 4, 2014, 680 units vesting at a rate of 50% a year beginning January 3, 2014, 811 units vesting at a rate of 33% a year beginning January 3, 2014, 970 units vesting at a rate of 25% a year beginning January 2, 2014, and 10,000 units that vest on October 7, 2023 and upon his retirement from the Company.
(2)	Represents performance stock units (“PSUs”) earned during their respective performance periods which will be converted to cash as follows (based upon the trailing 90-day stock price): (a) on January 15, 2015, 33,799, 29,574, 14,000, 7,870, and 3,858 PSUs earned by Messrs. Lipke, Kornbrekke, Smith, Murray, and Murphy, respectively; and (b) on January 15, 2016, 28,885, 12,389, 7,080, and 3,398 PSUs earned by Messrs. Lipke, Smith, Murray, and Murphy, respectively. Mr. Kornbrekke forfeited his 2013 PSU Grant by retiring prior to January 2, 2014. Refer to footnote 4 of the Summary Compensation Table for a calculation of the number of PSUs earned and value of the 2013 award.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
Name	Acquired on Exercise	Exercise	Acquired on Vesting (1)	on Vesting
Brian J. Lipke	—	$—	31,864	$510,963
Henning N. Kornbrekke	—	$—	28,848	$475,992
Kenneth W. Smith	—	$—	13,417	$215,015
Paul M. Murray	—	$—	3,624	$58,138
Timothy F. Murphy	—	$—	1,998	$29,897

(1)	Reflects vesting of restricted stock units of which 12,253, 11,121, 5,059, 1,560, and 366 were returned to the Company to satisfy statutory minimum income tax withholdings for Messrs. Lipke, Kornbrekke, Smith, Murray, and Murphy, respectively. Mr. Murphy satisfied a portion of his statutory minimum tax withholdings with cash payments.

Pension Benefits

		Number of Years	Present Value of		Payments During
Name	Plan Name	Credited Service	Accumulated Benefit		Last Fiscal Year
Brian J. Lipke	Salary Continuation Agreement	21	$812,210	(1)	$—
	Medical Insurance Continuation	N/A	$176,818	(2)	$—
Henning N. Kornbrekke	Medical Insurance Continuation	N/A	$203,180	(2)	$—
Kenneth W. Smith	—	—	$—		$—
Paul M. Murray	—	—	$—		$—
Timothy F. Murphy	—	—	$—		$—

(1)	Reflects the present value of benefits payable under the terms of the Salary Continuation Agreement between the Company and Mr. Lipke dated March 1, 1996. This Agreement provides for payment of $100,000 per year for a period of ten years upon Mr. Lipke’s retirement at or after age sixty (60). Payments are to be made in equal monthly installments. In the event of the death of Mr. Lipke, payments are to be made to Mr. Lipke’s spouse in one lump sum payment.
(2)	Reflects the present value of benefits payable under the employment agreements between the Company and Messrs. Lipke and Kornbrekke. These agreements provide for payment of the employer contribution portion of medical insurance benefits provided to other employees to Messrs. Lipke and Kornbrekke and their spouses throughout their lifetimes.

Nonqualified Deferred Compensation

					Aggregate
	Executive Contributions in		Registrant Contributions in		Earnings (Losses) in		Aggregate Withdrawals/	Aggregate Balance at
Name	Last FY		Last FY (3)		Last FY (3)		Distributions	Last FYE
Brian J. Lipke	$—		$—		$2	(1)	$—	$16,005
Henning N. Kornbrekke	$—		$—		$2,408	(1)	$—	$29,371
	$476,149	(2)	$357,112	(2)	$1,354,157		$—	$5,669,878
Kenneth W. Smith	$201,362	(2)	$112,035	(2)	$436,939		$—	$1,856,279
Paul M. Murray	$—		$—		$(620	)(1)	$—	$31,641
	$125,786	(2)	$56,018	(2)	$211,087		$—	$893,198
Timothy F. Murphy	$42,680	(2)	$16,005	(2)	$55,993		$—	$253,246	(4)

(1)	Represents the associated earnings on the balance of each participating executive officer’s account under the Gibraltar 401(k) Restoration Plan during 2013.
(2)	Represents the deferred amount of the annual incentive compensation award earned under the Management Incentive Compensation Plan during 2012 and salary deferrals in 2013 together with related matching contributions from the Company.
(3)	Amounts reported are included as compensation in the Summary Compensation Table above.
(4)	Amount includes $71,244 attributable to matching RSUs for Mr. Murphy that will vest on his sixtieth (60th) birthday if he continues his employment through such date.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Our Chief Executive Officer’s (“CEO’s”, or “CEO” in the non-possessive) employment agreement provides that he will receive a lump sum severance payment equal to 2.5 times the sum of his respective base salary and all bonuses received in the twelve (12) months preceding his termination under certain circumstances. Our CEO also has a salary continuation agreement with the Company which provides for payment to the CEO of $100,000 per year for a period of ten (10) years upon his retirement. This salary continuation agreement was made in 1996. The employment agreement for our CEO also provides for lifetime medical insurance benefits for him and his spouse.

The awards of restricted stock units (“RSUs”) which the Company has made to its executive officers under the Long-term Equity Incentive Plan (see Compensation Discussion & Analysis above) provide that the RSUs will be paid in shares of the Company’s stock if the employment of the executive officer is terminated by the Company without cause or by the CEO for “good reason”. Similarly, the RSUs awarded to the executive officers to make their retirement benefits more competitive (see Compensation Discussion & Analysis above) provide that their RSUs will be paid in shares of the Company’s stock if their employment is terminated by the Company without cause. In each case, a termination without cause will be considered to have occurred if the executive officer is terminated for any reason other than a determination by the Compensation Committee that the executive officer has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business.

The awards of performance stock units (“PSUs”) which the Company has made to its executive officers under the Long-term Equity Incentive Plan (see Compensation Discussion & Analysis above) provide that if employment of an executive officer is terminated after the executive officer has attained age 62 and completed at least seven years of service to the Company, the executive officer will be entitled to payment for the PSUs earned prior to termination. Additionally, the awards of PSUs provide that if a change in control of the Company occurs, the executive officers will be entitled to payment for PSUs earned prior to the change in control together with payment, at the targeted performance level, for performance periods ending after the date the change in control occurs.

The Company has also entered into change in control agreements (the “Change in Control Agreements”) with the Chairman and CEO, Senior Vice President and Chief Financial Officer (“CFO”), and Senior Vice President of Human Resources and Organizational Development (“SVP of HR”). The CEO’s Change in Control Agreement was amended during 2011 to remove the single trigger payment provision and implement double trigger payment provisions, consistent with the Change in Control Agreements for all officers noted above. Accordingly, upon the occurrence of a change in control and termination of employment, the Chairman and CEO, CFO, and SVP of HR are entitled to receive a lump sum severance payment equal to 275%, 200%, and 100%, respectively, of their annual cash compensation.

During 2013, the CEO’s Change in Control Agreement was amended again to reduce the double trigger payment provision to 275% of annual cash compensation from 350% and remove excise tax gross-up provisions. These amendments were made to align the Company’s Change in Control benefits with best practices in the industry.

The Change in Control Agreements define annual cash compensation as the sum of (i) the executive’s annual base salary, including any deferred cash compensation, during the calendar year preceding the year when the change of control occurred and (ii) the highest annual bonus paid to him during the three years immediately preceding the year in which the change in control occurs. The payments and benefits payable in the event of a change in control are not subject to any limitations that would prevent them from being considered “excess parachute payments” subject to excise or corporate tax deduction disallowance under the Internal Revenue Code. Therefore, the lump sum payments could require excise tax payments on the part of the executive, and result in a deduction disallowance on the part of our Company. As noted above, the Company will no longer reimburse the executive officers for excise tax payments made regarding compensation received as a result of the Change in Control Agreements.

In all Change in Control Agreements, a change in control will be deemed to occur if: (i) any person or group, other than members of the Lipke family, acquires 35% or more of the common stock of our Company without approval of the Board of Directors; (ii) there is a change in a majority of the members of the Board of Directors in any twelve-month period and the new directors were not endorsed by the majority of the old directors; (iii) we enter into certain merger or consolidation transactions; or (iv) we enter into a contract in which we agree to merge or consolidate, and the executive’s employment is terminated without cause or the executive resigns for good reason.

The following tables set forth the amount of compensation which would be payable to the executive officers upon a termination of their employment under the circumstances described. Except for retirement, the amounts payable have been determined as if the employment of the executive officer was terminated on December 31, 2013, on which date, the closing price per share of the Company’s stock was $18.59. With respect to amounts payable at retirement, we have assumed that the executive officer retired on December 31, 2013 and that, at the time of such retirement, he satisfied the applicable age and service requirements for payment of a retirement benefit under the applicable benefit program. Note that disclosures for our retired President and Chief Operating Officer were not provided since Mr. Kornbrekke retired September 30, 2013.

Payments upon Termination of Employment

Brian J. Lipke

		Voluntary		Termination
	Voluntary	Termination for		Without	Termination
Source of Payment	Termination	Good Reason	Retirement	Cause	for Cause	Death	Disability
Employment Agreement (1)	$176,818	$2,856,323	$176,818	$2,856,323	$176,818	$1,054,562	$812,266
Salary Continuation Agreement (2)	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000
Long-term Incentive Plan (3)	$3,816,518	$4,389,573	$3,816,518	$4,389,573	$3,816,518	$4,389,573	$4,389,573
Non-equity Incentive Compensation (4)	$—	$—	$672,588	$—	$—	$672,588	$672,588
401(k) Restoration Plan (5)	$16,005	$16,005	$16,005	$16,005	$16,005	$16,005	$16,005
Tax Gross Up Payment (6)	$2,633,433	$2,633,433	$2,633,433	$2,633,433	$2,633,433	$2,633,433	$2,633,433
Total	$7,642,774	$10,895,334	$8,315,362	$10,895,334	$7,642,774	$9,766,161	$9,523,865

(1)	The amount shown under the voluntary termination for good reason and the termination without cause columns represent the sum of the one-time payment of $2,679,505 that would be made upon Mr. Lipke’s termination for those reasons and the present value of the annual health insurance premiums that are provided for by his employment agreement. The amount shown under the death column represents the one-time payment that would be made in the event of his death plus the present value of health insurance premiums for his spouse. The amount shown under the disability column represents the current value of the annual payment and present value of annual health insurance benefits provided for by Mr. Lipke’s employment agreement. The disability payment of $635,448, calculated as defined in his employment agreement, is payable annually for the remainder of Mr. Lipke’s life, and is reduced by amounts he would receive from the federal and state governments and insurance, pension, or profit sharing plans maintained by the Company. Annual payment of health insurance premiums would continue for Mr. Lipke and his spouse if he voluntarily terminates, voluntarily terminates for good reason, retires, was terminated without cause, or becomes disabled, and for his spouse in the event of his death.
(2)	The amounts shown in this row are payable in ten equal annual installments of $100,000. This benefit is fully vested.
(3)	The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2013. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate.
(4)	The amounts shown in this row represent the amount earned under the Management Incentive Compensation Program for 2013.
(5)	The amounts shown in this row represent the balance of Mr. Lipke’s 401(k) Restoration Plan account as of December 31, 2013, which may be paid six months after the event in either a lump sum as the balance is below $25,000, or in annual installments over a period of five to ten years, except in the event of Mr. Lipke’s death, in which case the amount would be paid immediately.
(6)	The amounts shown in this row represent the tax gross up payable with respect to outstanding retirement-based restricted stock units.

Kenneth W. Smith

	Voluntary		Termination	Termination
Source of Payment	Termination	Retirement	Without Cause	for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$55,385
Management Stock Purchase Plan (2)	$1,856,279	$1,856,279	$1,856,279	$1,856,279	$1,856,279	$1,856,279
Long-term Incentive Plan (3)	$804,580	$804,580	$1,315,378	$804,580	$1,315,378	$1,315,378
Non-equity Incentive Compensation (4)	$—	$415,422	$415,422	$—	$415,422	$415,422
Total	$2,660,859	$3,076,281	$3,587,079	$2,660,859	$3,587,079	$3,642,464

(1)	The amount shown in the disability column represents payments Mr. Smith would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Mr. Smith qualifies for eight weeks of salary continuation under this plan based on years of service.
(2)	The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Smith is over sixty (60) years old, and therefore will vest in the Company’s matching contributions upon the occurrence of the events shown in each column.
(3)	The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2013. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate.
(4)	The amounts shown in this row represent the amount earned under the Management Incentive Compensation Program for 2013 which was deferred into the Management Stock Purchase Plan by Mr. Smith on February 21, 2014 and therefore includes the vested Company match as Mr. Smith is over sixty (60). It is the Company’s policy to pay amounts due under the Management Incentive Compensation Program to participants on a prorated basis when their employment is terminated without cause.

Paul M. Murray

	Voluntary		Termination	Termination
Source of Payment	Termination	Retirement	Without Cause	for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$63,385
Management Stock Purchase Plan (2)	$893,198	$893,198	$893,198	$893,198	$893,198	$893,198
Long-term Incentive Plan (3)	$524,030	$524,030	$681,693	$524,030	$681,693	$681,693
Non-equity Incentive Compensation (4)	$—	$138,667	$138,667	$—	$138,667	$138,667
401(k) Restoration Plan (5)	$31,641	$31,641	$31,641	$31,641	$31,641	$31,641
Total	$1,448,869	$1,587,536	$1,745,199	$1,448,869	$1,745,199	$1,808,584

(1)	The amount shown in the disability column represents payments Mr. Murray would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Mr. Murray qualifies for sixteen weeks of salary continuation under this plan based on years of service.
(2)	The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Murray is over sixty (60) years old, and therefore will vest in the Company’s matching contributions upon the occurrence of the events shown in each column.
(3)	The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2013. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate.
(4)	The amounts shown in this row represent the amount earned under the Management Incentive Compensation Program for 2013 which was deferred into the Management Stock Purchase Plan by Mr. Murray on February 21, 2014 and therefore includes the vested Company match as Mr. Murray is over sixty (60). It is the Company’s policy to pay amounts due under the Management Incentive Compensation Program to participants on a prorated basis when their employment is terminated without cause.
(5)	The amounts represent the balance of Mr. Murray’s 401(k) Restoration Plan account as of December 31, 2013, which may be paid six months after the event in annual installments over a period of five to ten years, except in the event of Mr. Murray’s death, in which case the amount would be paid immediately.

Timothy F. Murphy

	Voluntary		Termination	Termination
Source of Payment	Termination	Retirement	Without Cause	for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$26,154
Management Stock Purchase Plan (2)	$182,002	$253,246	$182,002	$182,002	$182,002	$182,002
Long-term Incentive Plan (3)	$—	$304,898	$357,860	$—	$357,860	$357,860
Non-equity Incentive Compensation (4)	$—	$64,224	$46,708	$—	$46,708	$46,708
Total	$182,002	$622,368	$586,570	$182,002	$586,570	$612,724

(1)	The amount shown in the disability column represents payments Mr. Murphy would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Mr. Murray qualifies for eight weeks of salary continuation under this plan based on years of service.
(2)	The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Murphy is not over sixty (60) years old, and therefore would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement which presumes Mr. Murphy is sixty (60) years of age.
(3)	The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2013. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate.
(4)	The amounts shown in this row represent the amount earned under the Management Incentive Compensation Program for 2013 which was deferred into the Management Stock Purchase Plan by Mr. Murphy on February 21, 2014 and therefore the amount in the retirement column includes the Company match as we assume Mr. Murphy is over sixty (60) to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Program to participants on a prorated basis when their employment is terminated without cause.

Payments upon Change in Control

The following tables set forth the amount of compensation which would be payable to the executive officers of the Company with whom the Company has entered into Change in Control Agreements as described above. For purposes of the payments to be made upon a change in control, the tables reflect amounts which would be paid to the executive officers if the change in control occurred and the executive officers were terminated on December 31, 2013, on which date, the closing price per share of the Company’s stock was $18.59.

Brian J. Lipke

401(k)
	Value of	Value of	Value of	Restoration	Non-equity	Tax
Lump Sum	Retirement	LTIP	LTIP	Plan	Incentive	Gross Up
Cash Payment	RSUs	RSUs(1)	PSUs(2)	Payment	Compensation	Payment (3)	Total
$4,121,013	$2,788,500	$573,055	$1,028,018	$16,005	$672,588	$2,633,433	$11,832,612

(1)	Represents the value of LTIP RSUs currently issued.
(2)	Represents the value of LTIP PSUs that were earned during the 2012 and 2013 performance periods.
(3)	Represents a tax gross up payment related to Mr. Lipke’s Retirement RSUs.

Kenneth W. Smith

	Value of	Value of	Value of	Value of	Non-equity
Lump Sum	Retirement	MSPP	LTIP	LTIP	Incentive
Cash Payment	RSUs	RSUs	RSUs (1)	PSUs (2)	Compensation	Total
$1,262,490	$371,800	$1,856,279	$510,797	$432,780	$415,422	$4,849,568

(1)	Represents the value of LTIP RSUs currently issued.
(2)	Represents the value of LTIP PSUs that were earned during the 2012 and 2013 performance periods.

Paul M. Murray

						401(k)
	Value of	Value of	Value of	Value of	Value of	Restoration	Non-equity
Lump Sum Cash Payment	Outstanding Options	Retirement RSUs	MSPP RSUs	LTIP RSUs (1)	LTIP PSUs (2)	Plan Payment	Incentive Compensation	Total
$294,944	$—	$278,850	$893,198	$157,662	$245,180	$31,641	$138,667	$2,040,142

(1)	Represents the value of LTIP RSUs currently issued.
(2)	Represents the value of LTIP PSUs that were earned during the 2012 and 2013 performance periods.

Timothy F. Murphy

	Value of	Value of	Value of	Value of	Value of	Non-equity
Lump Sum	Outstanding	Retirement	MSPP	LTIP	LTIP	Incentive
Cash Payment	Options	RSUs	RSUs	RSUs (1)	PSUs (2)	Compensation	Total
$ —	$—	$185,900	$253,246	$52,033	$118,998	$64,224	$674,401

(1)	Represents the value of LTIP RSUs currently issued.
(2)	Represents the value of LTIP PSUs that were earned during the 2012 and 2013 performance periods.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of three directors who are independent as defined in the listing standards of NASDAQ applicable to members of audit committees. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Corporate Governance”.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2013 with management of the Company and Ernst & Young LLP, the Company’s independent registered public accounting firm. During 2013, management evaluated the Company’s internal control over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Throughout the year, management kept the Audit Committee apprised of the progress of its evaluation of internal controls and the Audit Committee provided oversight of the evaluation process. At the end of the year, management issued a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed this report and discussed with management and Ernst & Young LLP the adequacy of the Company’s internal control over financial reporting and disclosure controls. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) auditing standard section 380, The Auditor’s Communication with Those Charged with Governance, which relates to the conduct of the audit, including the auditor’s judgment about the quality of the accounting principles applied in the Company’s 2013 audited financial statements. The Audit Committee also has reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF GIBRALTAR INDUSTRIES, INC.

David N. Campbell William P. Montague Robert E. Sadler, Jr.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee currently consists of three directors who are independent as defined in the listing standards of NASDAQ applicable to members of nominating committees. A brief description of the responsibilities of the Nominating and Corporate Governance Committee is set forth above under the caption “The Board of Directors and its Committees.”

The current nominees for director were recommended for election to the Board at a meeting of the Nominating and Corporate Governance Committee held on February 19, 2014. Mr. Montague did not participate in his recommendation for election to the Board. No communications from stockholders regarding nominations were received by the Committee. The Nominating and Corporate Governance Committee recommended that the existing Class I Directors be nominated for a three-year term as Class I Directors.

In evaluating potential nominees, the Nominating and Corporate Governance Committee considers a nominee’s experience as a senior executive at a publicly traded corporation, or as a management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational, religious, governmental or not-for-profit organization, or such other professional experience as the Nominating and Corporate Governance Committee determines shall qualify an individual for Board service; whether such person is “independent” within the meaning of such term in accordance with the applicable listing standards of NASDAQ and the rules promulgated by the Securities and Exchange Commission; financial expertise of a potential nominee; and particular or unique needs of the Company at the time a nominee is being considered.

        NOMINATING AND CORPORATE GOVERNANCE

        COMMITTEE OF THE BOARD OF DIRECTORS OF

        GIBRALTAR INDUSTRIES, INC.

        William P. Montague

        David N. Campbell

        William J. Colombo

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers, and any persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of initial ownership of Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and to furnish the Company with copies of all forms they file pursuant to Section 16(a).

On October 11, 2013, a Form 5 was issued to report the conversion of 1,000 restricted stock units awarded to Timothy F. Murphy into common stock upon vesting of an award under the Company’s Long-term Incentive Plan and the contemporaneous disposal of 366 shares to satisfy income tax withholdings. The restricted stock units vested September 16, 2013 but were inadvertently not reported due to an administrative oversight.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following table sets forth information as of March 18, 2014 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% and certain other holders of its outstanding Common Stock:

	Number of Shares and
	Nature of Beneficial	Percent of
Name and Address	Ownership (1)	Class
Franklin Resources, Inc. (2) One Franklin Parkway San Mateo, California 94403-1906	3,343,008	10.9
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	2,990,255	9.7
Blackrock, Inc. (4) 40 East 52nd Street New York, NY 10022	2,761,180	9.0
Dimensional Fund Advisors LP (5) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,555,189	8.3
Barrows, Hanley, Mewhinney & Strauss, LLC (6) 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	2,232,171	7.2

(1)	Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.
(2)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2013 available on NASDAQ.com, filed on February 11, 2014 by Franklin Resources, Inc. on behalf of itself, Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisor Services, LLC. Number of shares disclosed above includes 120,400 shares over which Franklin Resources, Inc. does not have the sole voting power.
(3)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2013 and available on NASDAQ.com, filed on February 11, 2014 by T. Rowe Price Associates, Inc. (“Price Associates”). These securities are owned by various individual and institutional investors which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Number of shares disclosed above includes 2,084,025 shares over which Price Associates does not have the sole voting power.
(4)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2013 available on NASDAQ.com, filed on January 29, 2014 by Blackrock, Inc. Number of shares disclosed above includes 93,022 shares over which Blackrock, Inc. does not have the sole voting power.
(5)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2013 and available on NASDAQ.com, filed on February 10, 2014 by Dimensional Fund Advisors LP. Number of shares disclosed above includes 67,076 shares over which Dimensional Fund Advisors LP does not have the sole voting power.
(6)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2013 available on NASDAQ.com, filed on February 12, 2014 by Barrow, Hanley, Mewhinney & Strauss, LLC. Number of shares disclosed above includes 1,126,368 shares over which Barrow, Hanley, Mewhinney, & Strauss, LLC does not have the sole voting power.

Management

The following table sets forth information as of March 18, 2014 (except as otherwise noted) with respect to each director, director nominee, each executive officer named in the Summary Compensation table above, and all executive officers and directors as a group:

	Number of Shares and
	Nature of Beneficial	Percent of
Name and Address (1)	Ownership (2)	Class
Brian J. Lipke (3)	1,247,604	4.1
Gerald S. Lippes (4)	60,610	*
Kenneth W. Smith (5)	40,242	*
William P. Montague (6)	32,735	*
Robert E. Sadler, Jr. (7)	25,053	*
William J. Colombo (8)	20,053	*
Arthur A. Russ, Jr. (9)	19,836	*
Timothy F. Murphy (10)	19,074	*
David N. Campbell (11)	18,622	*
Paul M. Murray (12)	10,372	*
All Directors and Executive Officers as a Group	1,494,201	4.9

*	Less than 1%.
(1)	The address of each executive officer and director is 3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219.
(2)	Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.
(3)	Consists of (i) 200,311 shares of common stock registered in the name of the reporting person, (ii) 1,001,972 shares of common stock held by three trusts for the benefit of Brian J. Lipke, (iii) 27,186 shares of common stock held by trusts and custodial accounts for the benefit of the daughters of Brian J. Lipke, (iv) 5,235 shares of common stock allocated to Brian J. Lipke’s self-directed account under our 401(k) Retirement Savings Plan, and (v) 12,900 shares of common stock held by the minor children of Brian J. Lipke. Excludes (i) 28,267 shares of common stock held by a trust for the benefit of the mother of Brian J. Lipke, as to which he serves as one of three trustees and disclaims beneficial ownership, (ii) 45,000 shares of common stock held by a trust for the benefit of a sibling of Brian J. Lipke, as to which he serves as one of five trustees and disclaims beneficial ownership, (iii) 9,407 shares of common stock held by a trust for the benefit a niece of Brian J. Lipke, as to which he serves as one of three trustees and disclaims beneficial ownership, and (iv) 2,077 shares of common stock held in a custodial account for the benefit of a relative of Brian J. Lipke as to which he disclaims beneficial ownership.
(4)	Consists of (i) 58,735 shares of common stock registered in the name of the reporting person, including 7,053 restricted shares with respect to which Mr. Lippes exercises voting power but does not currently have dispositive power and (ii) 1,875 shares of common stock held by Lippco Capital LLC, a company controlled by Mr. Lippes.
(5)	Consists of 40,242 shares of common stock registered in the name of the reporting person.
(6)	Consists of 32,735 shares of common stock registered in the name of the reporting person, including 7,053 restricted shares with respect to which Mr. Montague exercises voting power but does not currently have dispositive power.
(7)	Consists of 25,053 shares of common stock registered in the name of the reporting person, including 11,053 restricted shares with respect to which Mr. Sadler exercises voting power but does not currently have dispositive power.
(8)	Consists of 20,053 shares of common stock registered in the name of the reporting person, including 11,053 restricted shares with respect to which Mr. Colombo exercises voting power but does not currently have dispositive power.
(9)	Consists of (i) 16,636 shares of common stock registered in the name of the reporting person, including 7,053 restricted shares with respect to which Mr. Russ exercises voting power but does not currently have dispositive power and (ii) 3,200 shares of common stock held by an Individual Retirement Account for the benefit of Mr. Russ. Excludes 28,267 shares of common stock held by a trust which Mr. Russ serves as one of three trustees and disclaims beneficial ownership.
(10)	Consists of (i) 7,832 shares of common stock registered in the name of the reporting person and (ii) 11,242 shares of common stock issuable under currently exercisable options pursuant to our 2005 Equity Incentive Plan.

(11)	Consists of (i) 14,872 shares of common stock registered in the name of the reporting person, including 7,053 restricted shares with respect to which Mr. Campbell exercises voting power but does not currently have dispositive power and (ii) 3,750 shares of common stock held by an Individual Retirement Account for the benefit of Mr. Campbell.
(12)	Consists of (i) 8,075 shares of common stock registered in the name of the reporting person, (ii) 1,761 shares of common stock allocated to Mr. Murray’s self-directed account under our 401(k) Retirement Savings Plan, and (iii) 536 shares of common stock issuable under currently exercisable options pursuant to our 2005 Equity Incentive Plan.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board has selected the firm of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and recommends that the stockholders vote for the ratification of that selection. Ernst & Young LLP has audited the Company’s consolidated financial statements for the past nine fiscal years including 2013. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The Audit Committee is responsible for the appointment, oversight, and compensation of the Company’s independent registered public accounting firm, which is evaluated on an annual basis. Before selecting Ernst & Young LLP, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company and the audit scope. Stockholder ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. The Company’s Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification and will reconsider whether to retain Ernst & Young LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.

THE AUDIT COMMITTEE AND BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM IN PROPOSAL 3.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the 2014 fiscal year. EY served as our independent registered public accounting firm and audited our consolidated financial statements for the fiscal years ended December 31, 2013 and 2012 and expressed an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013 and 2012. Additionally, EY performed certain non-audit services during fiscal 2013 and 2012 that are permitted under the Sarbanes-Oxley Act and related rules of the SEC.

The Audit Committee determined that the provision of the audit-related and permitted non-audit services provided by EY during fiscal 2013 and 2012 was compatible with maintaining their independence pursuant to the auditor independence rules of the SEC for each of these years.

Fees Billed to the Company by EY during Fiscal Year 2013 and 2012

Audit Fees

The aggregate fees billed by EY for each of the fiscal years ended December 31, 2013 and 2012, for services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting included the Company’s annual reports on Form 10-K and review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, including services related thereto, were $1,070,403 and $859,740, respectively.

Audit-Related Fees

No fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements (including advice related to mergers and acquisitions) were billed by EY during 2013 and 2012.

Tax Fees

The aggregate fees billed by EY for the fiscal years ended December 31, 2013 and 2012 for services rendered for tax compliance (including tax planning, tax advice, and other tax services) were $66,540 and $60,898, respectively.

All Other Fees

The aggregate fees billed for other products and services was $2,159 and $2,083 for the fiscal years ended December 31, 2013 and 2012, respectively.

Pre-Approval for Non-Audit Services Policies and Procedures of the Audit Committee

The Audit Committee has adopted procedures for pre-approving audit and non-audit services to be provided by EY. In considering such approval, the Audit Committee may request all such information and documentation from the Company as it deems necessary in order for it to make its decision with respect to the requested engagement. The Audit Committee may discuss the potential engagement with the independent registered public accounting firm, with its counsel or other professional advisors. The Audit Committee shall consider whether or not the performance of the requested non-audit services complies with law, including but not limited to the Sarbanes-Oxley Act and the regulations promulgated by the Securities and Exchange Commission thereunder. It shall also consider whether the services provided will have a negative effect upon the integrity of the Company’s financial reporting, whether by approving such engagement the Audit Committee is complying with and promoting its purposes, duties, and functions as set forth in its Charter, and it shall also consider any potential negative effect which the engagement may have on the Company, including the possible appearance of a conflict of interest or impropriety.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing and approving transactions and business relationships with any significant shareholder, director, executive officer or other member of senior management, or their family members on an ongoing basis. The Audit Committee requests and receives from the Company on an annual basis, a list and description of transactions with related parties, as described above, to the extent such transactions are required to be reported in the Company’s Definitive Proxy Statement pursuant to Regulation S-K, Item 404(a). The Audit Committee reviews and discusses such transactions with management and the independent auditor, and approves or ratifies such transactions on an annual basis. Prior to approval or ratification of such transactions, the Audit Committee considers the qualifications of the related party, fees charged to the Company, and the significance of the transaction to the Company and the related party.

The firm of Lippes Mathias Wexler Friedman, LLP, of which Mr. Gerald S. Lippes, a director of the Company, is a partner, serves as counsel to the Company. During 2013, this firm received $2.0 million for legal services rendered to the Company. As a result our transactions with Lippes Mathias Wexler Friedman LLP, Mr. Lippes is not considered an independent director.

The Company entered into a consulting agreement with Mr. Henning N. Kornbrekke, the former President and Chief Operating Officer, effective September 30, 2013. Under this agreement, Mr. Kornbrekke will serve as a consultant to the Company from October 2013 to December 2014 for a monetary fee of $10,000 per month.

The Audit Committee reviewed and approved all the transactions described above for 2013 in accordance with the policy, as described above, which is included in the Audit Committee Charter.

OTHER MATTERS

The Company’s management does not currently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

OTHER INFORMATION

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO GIBRALTAR INDUSTRIES, INC., 3556 LAKE SHORE ROAD, PO BOX 2028, BUFFALO, NEW YORK 14219-0228, ATTENTION: TIMOTHY F. MURPHY. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF MARCH 18, 2014, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS.

STOCKHOLDERS’ PROPOSALS

Proposals of stockholders intended to be presented at the 2015 Annual Meeting must be received by the Company’s Secretary by December 22, 2014 to be considered for inclusion in the Company’s Definitive Proxy Statement and form of proxy relating to that meeting. Proposals should be sent to the attention of the Secretary at the Company’s headquarters located at 3556 Lake Shore Road, PO Box 2028, Buffalo, NY 14219-0228.

The accompanying Notice and this Definitive Proxy Statement are sent by Order of the Board of Directors.

Timothy F. Murphy

Secretary

Dated: April 1, 2014

STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A STOCKHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

GIBRALTAR INDUSTRIES, INC. 3556 LAKE SHORE ROAD P.O. BOX 2028 BUFFALO, NY 14219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following Class I directors:
1.	Election of Directors	For	Against	Abstain
01	Brinn J. Lipke	☐	☐	☐
02	William P. Montague	☐	☐	☐
03	Arthur A. Russ, Jr.	☐	☐	☐	NOTE: If no direction is indicated on your return card, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3. If signing on behalf of a corporation, sign full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2014 Annual Meeting of Stockholders of Gibraltar Industries, Inc. and any adjournment or postponement thereof.
The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2	Advisory approval of the Company’s executive compensation (Say-on-Pay)	☐	☐	☐
3	Ratification of selection of Ernst & Young LLP as the independent registered public accounting firm	☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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ANNUAL MEETING OF STOCKHOLDERS OF GIBRALTAR INDUSTRIES, INC. MAY 2, 2014

The undersigned hereby appoints BRIAN J. LIPKE AND KENNETH W. SMITH and each or any of them, attorneys and proxies, with the full power of substitution, to vote at the Annual Meeting of Stockholders of GIBRALTAR INDUSTRIES, INC. (the “Company”) to be held at the Gateway Building, 3556 Lake Shore Road, Buffalo, New York, on May 2, 2014, at 11:00 a.m., local time, and any adjournment(s) thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournment(s) thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on the reverse side.